Exhibit 10.1
AGREEMENT OF SALE
BETWEEN
BREEZE-EASTERN CORPORATION
AND
BED BATH & BEYOND INC.
DATED: NOVEMBER 28, 2007

Table of Contents

1.	Sale and the Property	3
2.	Purchase Price	4
4.	Entry on the Property	10
5.	Title Insurance	12
6.	No Representations by the Seller as to the Property	14
7.	Seller’s Interim Operating Covenants	15
8.	Closing Prorations	16
9.	Documents to be Delivered by Seller at Closing	17
10.	Documents to be Delivered by Buyer at Closing	18
11.	The Closing	18
12.	Condemnation or Eminent Domain	19
13.	Risk of Loss From Casualty	19
14.	Real Estate Commissions	19
15.	Default and Remedies	20
16.	Representations of the Seller	20
17.	Representations of Buyer	23
18.	Notices	24
19.	Timing	25
20.	Entire Agreement	25
21.	Counterparts	25
22.	Purchase Price Not To Be Prorated	25
23.	Acceptance by Buyer	25
24.	No Survival	25
25.	Assignment and Recordation	26
26.	Further Assurances	26
27.	Confidentiality	26
28.	Press Releases	26
29.	Escrow Agent	27
30.	Miscellaneous	28
31.	Tax Free Exchange	30

AGREEMENT OF SALE
     THIS AGREEMENT OF SALE (the “Agreement”) is entered into as of this 28th day of November, 2007 (the “Effective Date”), by and between BED BATH & BEYOND INC., a New York corporation (the “Buyer”) with an address at 650 Liberty Avenue, Union, NJ 07083 and BREEZE-EASTERN CORPORATION, a Delaware corporation (“Seller”) formerly named TransTechnology Corporation and successor by merger with Breeze Corporations, Inc. with an address at 700 Liberty Avenue, Union, NJ 07083-8198.
WITNESSETH:
     WHEREAS, the Seller as successor by merger owns that certain property located in the Township of Union, Union County, New Jersey; known as Lot 1.01 in Block 3505 on the Tax Map of the Township of Union, NJ and known as 700 Liberty Avenue, Union, NJ 07083, and
     WHEREAS, the Seller desires to transfer such property to the Buyer, and the Buyer desires to purchase the property on terms hereinafter provided.
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Seller and the Buyer hereby agree as follows:
     1. Sale and the Property
          (a) For convenience, selected definitions used in this Agreement are indexed in Schedule 1 attached hereto.
          (b) Buyer agrees to purchase and Seller agrees to sell on the terms set forth in this Agreement that certain real property known as Lot 1.01, Block 3505, Township of Union, Union County, NJ, more particularly described on Exhibit A, attached hereto (hereinafter the “Land”). The Land shall include all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances of such and all right, title and interest of Seller now owned and hereafter acquired, in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of and adjoining the Land, to the center line thereof and all right, title and interest, if any, of Seller to all ways, water courses, easements, and other rights, liberties, and privileges of whatever kind or character, the reversion and remainders, and all the estate, right, title, interest, possession, claims and demands whatsoever, at law or equity, of Seller, in and to all buildings, structures, fixtures and improvements located thereon, including without limitation, the building of approximately 176,600 square feet on the Land (the “Improvements”), and in and to all of the foregoing of any or every part thereof;
          (c) Seller has attached a list of all its service contracts, utility agreements, maintenance agreements, lease brokerage agreements and other contracts or agreements in effect with respect to the Property (as hereinafter defined) on Exhibit B, attached hereto (collectively, the “Contracts”) which Contracts are handled as provided in the Lease; and

          (d) All personal property used in connection with the operation and maintenance of the Improvements listed on Exhibit C, attached hereto (the “Personal Property”). The Land, the Improvements, the Contracts and Personal Property are collectively hereinafter referred to as the “Property”.
     2. Purchase Price.
          (a) The purchase price of the Property, as increased or decreased by the prorations and adjustments as herein provided, shall be TEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($10,500 000.00) (the “Purchase Price”) and shall be payable as follows:

(i) On the execution of this Agreement by wire transfer, (the “Deposit”) to the Attorney Trust Account of Marcus, Brody, Ford, Kessler & Sahner, LLC (the “Escrow Agent”), which will be held until closing of title in accordance with Section 29 hereof in the amount of:	$1,000,000

(ii) At closing, the balance by wire transfer of immediately available funds by 12 noon on the date of closing:	$9,500,000

Total:	$10,5000,000
          (b) At Closing, hereinafter defined, the Seller and Buyer shall execute and deliver a lease agreement (the “Lease”) with Seller as Tenant and Buyer as Landlord for the Property in the form of Exhibit D, attached hereto.
     3. Contingencies.
          (a) Due Diligence Period.
               (i) Buyer shall have sixty (60) days from the Effective Date (the “Due Diligence Period”) in which to do any and all inspections of the Property including, but not limited to, any surveys, engineering and environmental studies and tests at the Property, subject to entering into a form of access agreement similar in form and substance to Exhibit F, attached hereto, and subject to the requirements of Section 4 of this Agreement. In addition, within ten (10) days of execution of this Agreement, Seller shall make available to Buyer or its agents, at Seller’s offices at the Property, complete copies of all material documents and information relating to the Property, its use, ownership, condition and operation, including, without limitation, the following documents (collectively, the “Seller Documents”): title documents (such as deeds, title policies and surveys), topographical and engineering studies, contracts or other agreements, as built drawings, governmental approvals, and any reports, filings, maps, drawings, surveys, data, forms, applications, workplans, correspondence, notices, orders, permits, approvals, and other documents in Seller’s possession or control (including in the possession or control of Seller’s counsel, engineer or consultant) relating to the Property (or operation thereof), including, without limitation, those material documents and information relating to any condition involving Hazardous Substances on, under, emanating from or, to the extent known by Seller, emanating to the Property that requires investigation and/or remediation (an “Environmental Condition”) or Seller’s compliance or non-

compliance with Environmental Laws (collectively, the “Environmental Documents”). The Seller Documents shall not include the records of the operating business of the Seller that is conducted at the Property or any documents protected by attorney-client privilege. Seller shall make copies, up to 250 pages, of any documents requested by Buyer or its agents and if the amount requested exceeds that page limit, Buyer shall reimburse Seller for any excess copying costs incurred by Seller or engage a commercial copying service that Buyer shall pay. Buyer shall have until 4:00 PM. on the sixtieth (60th) day following the Effective Date (the “Due Diligence Termination Date”) to terminate this Agreement if Buyer determines in its sole, absolute and unreviewable discretion, and for any or no reason, that the Property is not fit for Buyer’s intended use, and provided further that Buyer delivers a notice of termination to the Seller, in which event the Escrow Agent shall return the Deposit to the Buyer with the accrued interest thereon, and neither party shall have any further liability to the other, except for those matters expressly surviving termination. Such notice of termination shall not contain any reason or basis for Buyer’s decision, but merely state that Buyer has elected to terminate this Agreement. If Buyer gives the notice of termination on or before the Due Diligence Termination Date, solely if Seller requests in writing, Buyer shall promptly thereafter provide Seller with copies of all its inspections studies and reports, but excluding all proprietary information of Buyer. Except in accordance with Section 4 (c) of this Agreement, barring such a request by the Seller, Buyer shall not disclose to Seller, Seller’s counsel or representatives or to any other person or entity the results of the inspections, studies and reports. If Buyer fails to deliver a notice of termination within such period, the Deposit shall not be returned to Buyer pursuant to this Section 3(a), but shall be dealt with in accordance with the other provisions of this Agreement. Notwithstanding the preceding sentence, to the extent that there is any material adverse change to the physical condition or Environmental Condition of the Property that results in a Material Adverse Effect, defined below, on the Property after the Due Diligence Period caused by any party (other than Buyer or Buyer’s agents) and excluding an event that is a casualty or condemnation event, Buyer shall have the same right to inspect said condition and terminate this Agreement within ten (10) days of Buyer’s actual notice of such event as it did in the initial Due Diligence Period.
               (ii) Except for the representations or warranties expressly set forth herein or in the Closing Documents, Seller does not make any warranty or representation with respect to the accuracy, completeness, conclusions or statements expressed in any due diligence materials regarding the Property or matters affecting the Property furnished or made available to Buyer by Seller or any other party. Buyer hereby waives any and all claims against Seller or any party that prepared or furnished any due diligence materials arising out of the accuracy, completeness, conclusions or statements expressed in such due diligence materials furnished by Seller or any other party, (provided the foregoing shall not limit claims Buyer may have against Seller for fraud and misrepresentations or breaches of warranties expressly set forth herein or in the Closing Documents). Buyer acknowledges that Seller has not made nor will make nor will be alleged to have made any verbal or written representations, warranties, promises or guaranties whatsoever to Buyer, whether express or implied, regarding the feasibility or likelihood of success should Buyer seek to obtain any licenses, permits, certificates, approvals, development rights, authorizations, variances or consents that Buyer might seek. The provisions of this Section 3(a)(ii) shall survive the Closing or termination of this Agreement indefinitely.

      (b) ISRA and Environmental Allocation Issues.
               (i) Prior to Closing, Seller shall, at its sole cost and expense, comply with the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the accompanying regulations, as amended from time to time (“ISRA”) and use reasonable efforts to complete ISRA compliance prior to Closing by obtaining from the New Jersey Department of Environmental Protection (the “NJDEP”) and delivering to Buyer a No Further Action Letter (a “NFA”) for the Property without regard to Seller’s Capped Aggregate Exposure, defined below.
               (ii) If Seller has not obtained the NFA prior to the scheduled Closing Date, Seller may adjourn the scheduled Closing Date for up to sixty (60) days during which time Seller shall diligently pursue the NFA, or obtain a Remediation Agreement to permit the Closing to proceed. If Closing occurs pursuant to a Remediation Agreement, Closing shall not occur until Seller has posted financial assurances, if any, required by NJDEP, which shall not be in the form of a self guarantee. Seller shall satisfy and maintain the financial assurance requirements as may be required by the NJDEP pursuant to ISRA. Seller shall, at its expense as provided therein, promptly make all submissions and provide all information to the NJDEP and diligently conduct any investigation or remediation of the Property to comply with ISRA.
               (iii) Attached hereto as Exhibit E is an NFA received by Seller dated June 30, 2004 (the “2004 NFA”) with respect to this Property and an adjacent property. The deed notice referenced in the 2004 NFA does not encumber the Property, but encumbers property which Seller conveyed in 2004 and no longer uses or occupies. The Seller already has engaged the consultant who worked on the 2004 NFA to prepare a Preliminary Assessment necessary to apply for an NFA for this transaction.
               (iv) After the Effective Date, Seller shall promptly provide to Buyer all future reports, filings, maps, drawings, surveys, data, forms, applications, workplans, permits, notices, orders, correspondence and other documents relating to ISRA, the Environmental Condition of the Property, and Seller’s compliance or non-compliance with Environmental Laws received from or submitted to NJDEP or other governmental authority having jurisdiction over the Property.
               (v) Buyer agrees that Seller may complete ISRA remedial requirements, if any are required, at the Property to any minimal level acceptable to the NJDEP (“NJDEP Acceptable Standard”) so long as such level does not have a Material Adverse Effect. Buyer further agrees to the placement of a cap or imposition of a deed notice, classification exception area or well restriction area (the “Permissible Institutional Controls” and the “Permissible Engineering Controls”) so long as same does not have a Material Adverse Effect, as part of Seller’s efforts to satisfy remedial requirements with respect to the Property. Except for the first maintenance, repair and reporting requirement, if any, which may exist with respect to any Permissible Institutional and Permissible Engineering Controls insofar as they concern contaminated soils at the Property which shall be performed by Seller, at Seller’s sole cost and expense, Buyer agrees, at its sole cost and expense, to fulfill any and all subsequent maintenance, repair and reporting requirements, if any, which may exist with respect to any Permissible Institutional and Permissible Engineering Controls insofar as they concern contaminated soils at the Property and to transfer this obligation to anyone who buys the Property from Buyer or, as applicable, Buyer’s business. Seller agrees, at its sole cost and expense, to fulfill any and all ongoing maintenance, repair and reporting requirements, if any, which may exist with respect to any Permissible Institutional and Permissible Engineering Controls insofar as they concern contaminated groundwater at the Property and to transfer this obligation to anyone who buys Seller’s business. Buyer will provide and will assure that all of its successors provide reasonable access to the Property for Seller and its successors to fulfill this obligation. Except as provided above with respect to a Material Adverse Effect, Buyer agrees that (a) it will not argue with NJDEP that the Property should be remediated to a level beyond the NJDEP Acceptable Standard, and that (b) absent Seller’s consent, which will not be unreasonably conditioned, delayed or withheld, Buyer will not communicate with the NJDEP in connection with Seller’s remedial requirements pursuant to ISRA. In the event that such communications occur, Seller will be permitted to participate in and have input toward those communications. Seller shall provide Buyer with reasonable notice (at least five (5) business days) of all meetings and conference calls with NJDEP and give Buyer a meaningful opportunity to participate in such meetings and calls as an observer. After Closing, at no material cost to Buyer and in a reasonable and timely fashion, except as provided above with respect to a Material Adverse Effect, Buyer shall execute and deliver any documents, deed notices or agreements with the NJDEP necessary for obtaining a NFA and shall otherwise cooperate with Seller. Seller shall promptly and diligently conduct the investigation and remediation of the Property in accordance with ISRA, and shall make commercially reasonable efforts not to interfere with Buyer’s use and occupancy of the Property. Subject to the foregoing, Buyer may proceed with its ownership and/or development of the Property; provided however, construction at certain portions of the Property may require Buyer to comply at an increased cost with specific requirements of a deed notice and applicable NJDEP regulations and health and safety laws due to remediation to NJDEP Acceptable Standards (“Increased Environmental Construction Costs”). Any Increased Environmental Construction Costs will be allocated in accordance with the terms of (vi) below.
     For purposes of this Agreement, the term “Material Adverse Effect” shall mean an effect or condition that will materially and adversely affect Buyer’s ability to construct or utilize the Property for its general office and warehousing use consistent with the manner in which Buyer currently utilizes 650 Liberty Avenue, Union, New Jersey.
     Subject only to the allocation mechanism set forth in (vi) below, Buyer may remediate the Property beyond the NJDEP Acceptable Standard (“Buyer’s Preferred Standard”). If Buyer chooses to remediate the Property to Buyer’s Preferred Standard, then , in its discretion, Buyer may either (a) assume all of Seller’s investigatory and remedial obligations, as applicable, pursuant to ISRA and indemnify and hold Seller harmless from any claims or damages arising out of Buyer’s assumption of these ISRA obligations, or (b) undertake these additional investigatory or remedial measures after Seller has obtained an NFA either for a particular area of environmental concern at the Property or for the entire Property. If Buyer selects option (a) then Seller and Buyer shall request blind estimates from each of their respective environmental consultants for Seller to complete all of the remaining work then required to reach NJDEP Acceptable Standards. If the blind estimates are within $100,000 of each other, they will be combined and averaged and Seller shall pay said amount to the Buyer for Buyer to use to complete the investigation and remediation of the Property to Buyer’s Preferred Standard, with Buyer bearing all costs incurred in excess of this amount. In the event the two blind estimates are not within $100,000 of each other, Seller and Buyer will select a mutually agreeable third environmental consultant and request an estimate from this third consultant (without providing the third consultant with either of the initial blind estimates). Both Seller and Buyer agree to accept this third estimate as binding provided it does not exceed the higher of the two initial blind estimates by more than $200,000 or fall below the lower of the two initial blind estimates by more than $200,000. Seller and Buyer shall bear their own fees in connection with obtaining the initial blind estimates from their respective consultants and shall share equally (50/50) the fees incurred in obtaining the third estimate, if necessary.
     The parties agree that they shall execute at Closing two memoranda in substantially the form attached hereto as Exhibit J-1 and J-2 (the “Memoranda”) and that said Memoranda shall run with the land and be recorded in the office of the Union County Clerk to put such successors and or assigns on notice of certain rights and obligations contained herein.
               (vi) For purposes of this Agreement, the term “Known Environmental Conditions” shall mean all Environmental Conditions, excluding Increased Environmental Construction Costs, disclosed in the Environmental Documents or all Environmental Conditions about which Buyer obtains actual Knowledge of during the Due Diligence Period. For purposes of this Agreement, “Unknown Environmental Conditions” shall mean all other Environmental Conditions, excluding Increased Environmental Construction Costs, that exist at the Property as of the Closing Date. Seller and Buyer have agreed that Seller’s capped aggregate obligation (the “Seller’s Capped Aggregate Exposure”) to Buyer for Unknown Environmental Conditions and Increased Environmental Construction Costs, shall be $250,000 and the parties agree to the following process and allocation of Seller’s maximum liability in connection with Known Environmental Conditions, Unknown Environmental Conditions and Increased Environmental Construction Costs:
a.	Prior to Closing, Buyer shall obtain a Pollution Legal Liability Policy (“PLLP”) providing coverage for all Unknown Environmental Conditions, with a deductible of $50,000, policy limits of $1,000,000, a premium of not more than $45,000 and a term of 5 years beginning at the time of Closing.

b.	Seller shall pay the insurance premium for the PLLP or give Buyer a credit at closing for the cost of the premium up to, but not exceeding, $45,000.

c.	Buyer shall ensure that the PLLP names Seller as an additional named insured and that the insurer waives all subrogation rights against Seller.

d.	In the event a post-Closing Claim arises concerning a Known Environmental Condition, Buyer will be solely responsible for addressing and paying for that Claim, without recourse either to Seller or to the PLLP.

e.	In the event a post-Closing Claim arises concerning an Unknown Environmental Condition, Seller’s Capped Aggregate Exposure, for Unknown Environmental Conditions, shall be paid as follows: Seller shall be responsible for the initial $50,000 deductible incurred by Buyer (for attorney’s fees, consulting fees, investigatory and remedial costs, or any other reasonable associated costs, hereinafter “Coverage Costs”) in addressing that Claim. Thereafter, both Buyer and Seller shall look to the PLLP for coverage up to $1,000,000. If coverage is denied or exhausted, Seller’s remaining obligation to Buyer of up to $200,000 of the Seller’s Capped Aggregate Exposure shall be due and payable by Seller to Buyer. Thereafter, Buyer shall be solely responsible to pay for and respond to the Claim without recourse against Seller. Buyer agrees to utilize commercially reasonable efforts to obtain coverage, however, Buyer has no obligation to initiate and prosecute litigation against the insurer in the event of a denial of a claim or assertion of exhaustion of limits. Nothing in this Agreement precludes Seller from initiating and prosecuting such litigation against the insurer.

f.	In the event a post-Closing Claim arises concerning Increased Environmental Construction Costs then Seller shall reimburse Buyer up to, but not exceeding, Seller’s Capped Aggregate Exposure in connection with these Increased Environmental Construction Costs, minus any amount already reimbursed to Buyer by Seller for one or more Claims already made by Buyer which are subject either to this subsection or subsection (e) or (g).

g.	In the event Buyer decides to renew the PLLP after the initial 5 year term, all of the terms and conditions set forth in a,c,d,e and f, above, shall continue to apply. Buyer shall, however, pay the entire premium for the renewal policy. 5 years after Closing, the maximum exposure to Seller on any Claims arising in connection with Unknown Environmental Conditions and Increased Environmental Construction Costs is any balance of Seller’s Capped Aggregate Exposure of $250,000, not previously paid in connection with one or more prior Claims made pursuant to subsections (e) and (f) above. In the event that Buyer does not renew the PLLP, then Seller will be responsible for any balance of Seller’s Capped Aggregate Exposure of $250,000 not previously paid in connection with one or more prior Claims made pursuant to subsections (e) and (f) above
               (vii) Buyer acknowledges that after Closing the Property may be subject to regulatory requirements by Seller pursuant to ISRA if a Remediation Agreement is the necessary method of satisfying ISRA for Closing, and Buyer agrees to grant access to Seller after Closing as is necessary to complete that process. For purposes of this Section 3(b)(vi), Seller and Seller’s representatives shall have access to the Property in accordance with an access agreement to be signed by the parties, which shall be in the form and shall contain the terms set forth on Exhibit F attached hereto (the “Access Agreement”). Subject to (v) above, after Closing, Buyer shall not take any action, including, without limitation, any construction activity that materially interferes with or prohibits the achievement of ISRA compliance.

               (viii) If, despite Seller’s diligent efforts as provided under this Agreement, Seller has not obtained a NFA or a Remediation Agreement after adjourning the scheduled Closing Date for up to sixty (60) days, then either Seller or Buyer may terminate the Agreement by notice to the other.
          (c) This purchase is subject to Buyer obtaining commitments for and formal approvals of economic incentives from the State of New Jersey, Union Township, Union County, and other governmental entities, that are acceptable to Buyer. Buyer agrees to either waive this condition or terminate this Agreement prior to the expiration of the Due Diligence Period and Buyer’s failure to give written notice to Seller prior to the expiration of the Due Diligence Period shall constitute a waiver of this contingency for obtaining such financing commitments. Further, the failure of any commitments to fund at or before Closing shall not be grounds for Buyer to terminate this Agreement, to be relieved of its obligations hereunder or to adjourn the Closing.
          (d) The rights and obligations in this Section shall survive closing and delivery of the Deed and shall be binding on and inure to the benefit of the corporate successors of Buyer and Seller and successors in title of Buyer.
     4. Entry on the Property.
          (a) At least three (3) business days prior to the Buyer or any of its contractors entering the Property, the Buyer shall provide Seller with the following:
               (i) a list of the contractors that will enter the Property;
               (ii) certificate(s) of insurance showing that Buyer has in place prior to entry upon the Property commercial general liability insurance, and, if necessary, commercial umbrella insurance, covering Buyer, Seller and the Property on an occurrence, as opposed to claims made, basis and providing for a combined single limit for bodily injury and property damage of not less than Five Million Dollars ($5,000,000) per occurrence issued by companies and in form and substance reasonably satisfactory to Seller (“Buyer’s Liability Insurance”). All of Buyer’s Liability Insurance shall be primary and not contributing with any insurance maintained by Seller. Seller shall be named as an additional insured under all of Buyer’s liability insurance and Seller shall be given written notice at least thirty (30) days prior to cancellation, material amendment or reduction of any such coverage. The aforesaid insurance shall be maintained for at least one (1) year after the Buyer’s entry upon the Property for the purposes contemplated by this Section 4;
               (iii) a current policy endorsement evidencing that Buyer’s contractors have liability insurance and workmen’s compensation insurance in satisfactory coverage amounts; naming Seller as an additional insured prior to entering onto the Property; and
               (iv) provided Seller consents to invasive testing, a current policy endorsement evidencing that any contractor that intends to conduct invasive testing of the Property carries contractor’s pollution liability insurance of not less than One Million Dollars ($1,000,000) per occurrence naming Seller as an additional insured.

          (b) Notwithstanding the foregoing, Seller’s prior written consent shall be required for any investigations which involve invasive or destructive testing of the Property (or any portion thereof and including, without limitation, any boring of the Property in connection with an environmental audit or otherwise) or any alteration of the Property (or any portion thereof), but such consent shall not be unreasonably conditioned, delayed or withheld. In the event Seller does provide its consent to any such invasive testing or alteration, Buyer shall promptly restore the Property to its condition immediately prior to, as applicable, such test or alteration. Buyer shall (i) accept ownership control over, as generator, and properly remove, at its sole cost and expense, all soil, groundwater, development water, drilling cuttings, or other material generated during the testing (ii) have the sole responsibility for the proper handling, storage or disposal of such waste in accordance with the applicable environmental laws, (iii) fully comply with all laws, rules and regulations applicable to the Property and/or the inspections and all other activities undertaken in connection therewith, (iv) use commercially reasonable efforts to minimize interference with the use or occupancy of the Property (or any portion thereof) by Seller (or any of their respective agents, representatives, guests, invitees, contractors, or employees), and (v) permit Seller to have a representative present during all inspections undertaken hereunder at Seller’s sole cost and expense. Except for damages, claims, actions or demands resulting from the acts or omissions of Seller or its agents or from existing Environmental Conditions which shall remain the responsibility of Seller, Buyer shall be responsible for any and all damages, claims, actions or demands made by any party to the extent resulting from the negligent acts or omissions of the Buyer or its agents on the Property during any inspections and Buyer shall indemnify, hold harmless and defend the Seller against all such liabilities, costs, and expenses (including reasonable attorney’s fees) incurred by Seller in or in connection with each such claim or action or proceeding brought to the extent resulting from negligent acts or omissions of the Buyer or its agents on the Property during any inspections. In the event Buyer has obtained Seller’s consent for any invasive or destructive investigations and Buyer and its agents perform the investigations in conformance with the procedures outlined in the scope of work approved by Seller and utilizing generally accepted scientific methods, then Buyer and its agents shall be deemed not to have performed those investigations negligently. The indemnification obligations herein are not intended to be limited by Seller’s remedies under Section 15(b), and Seller shall have all remedies with regard to such indemnification obligations of Buyer.
          (c) Subject to subsection 4(d) hereof, Buyer agrees that, in making any inspections of, or conducting any testing of, on or under the Property Buyer or its agents will not reveal to Seller, Seller’s counsel or representatives or any other person or entity the results of its inspections or tests, excepting only Buyer’s attorneys, consultants and lenders retained to assist Buyer in this transaction, as well as the insurer referenced in Paragraph 3(b)(vi). Buyer shall require those excepted third-parties to comply with the provisions of this Section. In the event Buyer believes it has a legal obligation to reveal any of these results to a governmental agency, it will contact Seller’s legal counsel orally and, without revealing the specific underlying facts, provide the statutory or regulatory citation upon which it bases its belief. Unless Seller’s counsel agrees that Buyer has such a legal obligation, Buyer shall not make any such disclosure. If a third-party serves a subpoena or court order on Buyer to obtain copies of the results, Buyer shall immediately notify Seller and, at no material cost to Buyer, assist Seller in moving to quash the subpoena or reverse the court order. In the event that Seller is unsuccessful in its efforts to quash the subpoena or reverse the court order and Seller has exhausted its appeal rights or failed to obtain a stay, Buyer shall be free to disclose the results in accordance with the mandatory terms of the subpoena or court order. Seller shall indemnify the Buyer from and against any and all claims resulting from, arising out of or in connection with any damages Buyer sustains if it was, in fact, legally obligated pursuant to statute, regulation or court order to reveal results to a governmental agency or third-party, but Seller’s counsel declined to permit that disclosure. Buyer shall indemnify the Seller from and against any and all claims resulting from, arising out of or in connection with Buyer’s or its agents’ or representatives’ intentional breach of the obligations under this Section. In the event Seller asserts a claim for breach of contract under this Section or for indemnification, the limit of Buyer’s liability is $250,000.
          (d) Within seven (7) days of receipt by Buyer of a written request from Seller, Buyer shall provide to Seller copies of all studies, reports, and inspections relating to the Property, but not proprietary information of Buyer.
          (e) If this Agreement is terminated by either party pursuant to the terms of this Agreement, then upon Seller’s request, Buyer shall return to Seller all due diligence materials delivered by Seller (or its agents) to Buyer and/or Buyer’s officers, employees or other persons acting for or on behalf of Buyer, or to any of its attorneys, agents, or representatives (collectively, the “Receiving Party Representatives”) (the “Information”). All of the Information shall be deemed confidential for three (3) years unless this sale is completed at which time the confidentiality obligation with respect to the Information shall terminate. Buyer acknowledges and agrees that the Information is subject to the confidentiality provisions of Section 27 for the three (3) year period. Buyer shall indemnify the Released Parties (as hereinafter defined) from and against any and all Claims (as hereinafter defined) resulting from, arising out of or in connection with Buyer’s and/or the Receiving Party Representatives’ breach of its obligations under this Section.
          (f) The provisions of this Section 4 shall survive the termination of this Agreement indefinitely except with respect to confidentiality obligations with respect to the Information which shall expire upon the Closing of the sale or three (3) years after termination of this Agreement.
     5. Title Insurance.
          (a) Promptly, after receipt of a fully executed copy of this Agreement, Buyer shall order from a national title insurance company a title commitment (“Title Commitment”) for an owner’s title insurance policy. If and when closing occurs, Buyer will pay the premium for the owner’s title insurance policy. Subject to the terms of this Agreement (including, without limitation, the Due Diligence Period), Title to the Property conveyed shall be subject to the following:
               (i) such state of facts as a survey of the property may show;
               (ii) zoning regulations, and municipal building restrictions, and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the closing date;

               (iii) the lien of current taxes not due and payable;
               (iv) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by the Buyer; and
               (v) the list of exceptions (“Permitted Exceptions”) set forth on Exhibit G, attached hereto.
          (b) Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense or liability (contingent or otherwise) to remedy any objection to title raised by Buyer except for mortgage liens, judgment liens, tax liens and any other lien or encumbrance that can be cleared, terminated or released by the payment of a fixed sum of money or any other encumbrance that is placed on the Property after the Effective Date hereof. Except as provided above, if Seller is unable to convey title in accordance with this Agreement or does not elect to remedy any objection, Buyer may elect either to (i) accept such title as Seller is able to convey on the Closing Date, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (ii) terminate this Agreement, in which case the Escrow Agent shall return the Deposit to the Buyer with the accrued interest thereon, and neither party shall have any further liability to the other except for those matters that expressly survive the termination. Such election shall be made by Buyer within three (3) Business Days of written notice by Seller to Buyer to the effect that Seller is unable to convey title in accordance with this Agreement and does not elect to remedy an objection. It is the intention of the parties that if Seller is unable or unwilling to cure any title objection (except for those which Seller is obligated to remedy as noted above) that the Buyer shall not have the remedies set forth in Section 15(a) but solely those set forth herein.
          (c) Even if it is not obligated to do so, Seller shall have the right to remedy any objection provided that it notifies Buyer of its desire to remedy the objection, within 3 days of receiving notice thereof, and diligently undertakes to attempt to remedy same. For the purpose of remedying objections which cannot be remedied by the payment of money or bonding, Seller shall have the right to one or more adjournments of the Closing Date for an aggregate period not to exceed sixty (60) days. If Seller fails to remedy the objections prior to the date which is ten (10) days before the adjourned closing date, Seller shall be deemed to have elected not to remedy the objections and Buyer may avail itself of the options in subparagraph 5(b) above.
          (d) If, at the Closing Date, there are any other liens, taxes or encumbrances which Seller is obligated to pay and discharge, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer at Closing, title instruments in recordable form and sufficient to satisfy such liens and encumbrances of record, together with the cost of recording and filing said instruments; or, provided that Seller has made arrangements with the Buyer’s title company, Seller may deposit with the title company sufficient monies, or provide a pay off letter from institutional lenders, acceptable to and required by the title company to insure the obtaining and recording of such satisfactions and the issuance of title insurance to Buyer free of any such liens and encumbrances. The existence of any taxes or other liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

     6. Representations by the Seller as to the Property.
          (a) Except as otherwise specifically provided herein, Buyer acknowledges and confirms that the Buyer is not relying on any representation or inducement which was or may have been made or implied by the Seller or any other party acting on behalf of the Seller with respect to the Property or any circumstances or conditions affecting the Property. Seller shall have no liability or obligation, before or after closing with respect to any matter, including, but not limited to, (i) expenses, operation, income-producing potential, zoning, soil, physical and environmental condition, gross and rentable square footage of the buildings permitted to be developed on the Property, access, egress, fitness for any specific use, merchantability, or the lie and topography, of the Property or violations affecting the Property, (ii) any patent or latent defect in or about the Property, or in any fixture or personal property situated on the Property, (iii) any laws, ordinances or governmental regulations or requirements pertaining to the Property or this transaction or the use of the Property contemplated by Buyer, (iv) the existence, location or availability of utility lines for water, sewer, drainage, electricity or any other utility, (v) any requisite approvals or commitments for Buyer’s contemplated use, occupancy or financing, or (vi) any other matter affecting or relating to the Property, including the state of title, all of the foregoing except as specifically set forth in this Agreement. The Buyer has and will be given ample opportunity to investigate the Property and the circumstances and conditions affecting the Property, to its full satisfaction. Subject to Seller’s obligation to obtain the NFA, the Buyer is purchasing the Property “AS IS”.
          (b) Seller is not liable under, or bound in any manner by, any express or implied warranty, guaranty, promise, statement, representation or information pertaining to the Property, made or furnished by any broker, attorney, agent, employee, servant or other person representing or purporting to represent Seller, except to the extent, if any, such warranty, guarantee, promise, statement, representation or information is specifically and fully set forth in this Agreement.
          (c) All understandings and agreements heretofore between the parties hereto are merged in this Agreement and the Closing Documents, which alone completely express their agreement, and this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement. Buyer expressly acknowledges that Seller has neither undertaken, nor has any duty of, disclosure to Buyer with respect to the Property or anything related thereto or to this transaction, except as expressly set forth in this Agreement.
          (d) Without modifying other specific indemnification obligations which appear in this Agreement, and expressly subject to the allocation mechanism and aggregate cap set forth in Paragraph 3(b)(vi) of this Agreement, Seller covenants and agrees to, and where applicable does, release, defend (with counsel reasonably acceptable to Buyer), indemnify and hold harmless Buyer and each other Indemnified Party from and against any Claims arising in connection with any Unknown Environmental Conditions or Increased Environmental Construction Costs related to any Hazardous Substances that may have been placed, located, released on or at the Property during the ownership and operation of the Property by Seller prior to the Closing Date or emanated onto the Property from an off-site source formerly owned or operated by Seller, except to the extent same was placed or released on or at the Property by Buyer or Buyer’s agents or with the prior written consent of Buyer and except to the extent it emanated onto the Property from an off-site source never owned or operated by Seller.

Buyer and its successors and assigns covenant and agree to, and where applicable do, release, defend (with counsel reasonably acceptable to Seller), indemnify and hold harmless Seller and each other Indemnified Party from and against any Claims related to Hazardous Substances that may have been placed, located, released on or at the Property during the ownership and operation of the Property by Buyer subsequent to the Closing Date except as provided in the Lease and except to the extent it emanated onto the Property from an off-site source, unless it emanated onto the Property from an off-site source formerly owned or operated by Buyer. For purposes of this Agreement, (i) “Hazardous Substance(s)” means any “hazardous substance”, “hazardous waste”, “toxic substance” “pollutant” or “contaminant” as such terms are defined in any of the Environmental Laws, friable asbestos, polychlorinated biphenyls, urea formaldehyde foam, radon and petroleum products, (ii) “Environmental Laws(s)” means any federal, state and local laws, ordinances, rules and regulations related to the protection of the environment, health or safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S. C.§6901, et seq.; the Industrial Site Recovery Act (“ISRA”), N.J.S.A. 13:1K-6, et seq.; the Spill Compensation and Control Act (“Spill Act”), N.J.S.A. 58:10-23.11, et seq.; the Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A21, et seq.; the Hazardous Discharge Site Remediation Act. (“HDSRA”), N.J.S.A 58:10B-1, et seq.; and the Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; (iii) “Indemnified Parties” means any Buyer or Seller, its affiliates or their affiliates or any direct or indirect partner, member, trustee, beneficiary, director, shareholder, controlling person, affiliate, officer, attorney, employee, agent, contractor, tenant, representative or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives, devisees, donees and assigns (each an “Indemnified Party” and collectively, “Indemnified Parties”); (iv) “Claims” means any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Property or any portion thereof.
          (e) The Buyer acknowledges and confirms that Buyer’s obligations hereunder are not subject to any contingencies or condition for financing, approvals, environmental compliance or any other contingencies or conditions, except as may be expressly set forth in this Agreement (including, without limitation, the Due Diligence Period).
     7. Seller’s Interim Operating Covenants.
          (a) Operations. Seller agrees to continue to operate, manage and maintain the Property through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to this Section 7.
          (b) Maintain Insurance. Seller covenants to keep, at its sole cost and expense, until the earlier of the Closing or the termination of this Agreement, the Property insured as currently insured by Seller, against fire and other hazards covered by extended coverage endorsement and, as currently insured by Seller, comprehensive general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.
          (c) Contracts. Prior to Closing, Seller may extend, renew, replace or modify any Contract or enter into any new Contract if the terms thereof are commercially reasonable and competitive and the term thereof is cancelable on or prior to Closing by Buyer, without premium or penalty.
          (d) Leases. The Seller agrees not to enter into any lease or occupancy agreement without the prior consent of the Buyer, which may be withheld in its sole and absolute discretion.
          (e) Violations. If any violation of law is cited by a governmental authority with respect to the Property, the Seller shall commence to cure such violation and complete the cure before or after Closing (but not later than the expiration date of the Lease except if Buyer’s renovations will remedy the alleged violations related to the sprinkler system in the administration portion of the building, Seller need not upgrade the sprinkler system in such area) at the cost and expense of the Seller.
          (f) Encumbrances. Seller will not encumber the Property in any manner whatsoever, and will promptly comply with all obligations, if any, of the owner under any agreement affecting the Property, and notify Buyer of any material default under any said agreement(s) or any event which, with the passage of time or the giving of notice, or both, would constitute a material default under the agreement(s).
          (g) Alterations. Seller will not make any material alteration to the Property.
     8. Closing Prorations. The following items will be prorated as of 12:01 a.m. on the Closing Date:
          (a) Operating Expenses. No adjustment for operating expense items shall be made as Seller shall be responsible for such costs under the Lease.
          (b) Other items. Buyer shall be credited with interest accrued on the Deposit which shall be paid to the Seller. Buyer shall pay for the recording fee for the deed and the Seller shall pay for the New Jersey Realty Transfer Tax on the deed by giving the Buyer a credit for such amount on the closing statement. If there is any applicable commercial Mansion Tax , such tax on the Deed shall be paid by Buyer. The parties agree to readjust the closing prorations should any error or mistake be discovered within six (6) months of closing for those items adjusted at closing. Each party shall pay its own costs and expenses in connection with the transactions contemplated hereby, including the fees and expenses of its attorneys, accountants, consultants and engineers. In addition (but subject to the provisions of Section 5 hereof), Buyer shall pay (i) all of the escrow fees, if any, charged by its title company; (ii) all expenses (at regular rates) of or related to the issuance of owner’s title insurance policies (including, without limitation, the premiums for ALTA standard coverage Owner’s form of title insurance), and any endorsements, extended coverage and affirmative insurance to Buyer’s or Buyer’s lender’s policies of title insurance and any co-insurance or reinsurance costs, (iii) all expenses of or related to the issuance of obtaining lender’s title insurance policies and any endorsements, extended coverage and affirmative insurance to lender’s policies of title insurance, (iv) all city and state charges required to be paid to record documents in the Union County Clerk’s Office (the “Recorder’s Office”) except for the New Jersey Realty Transfer Tax which will be paid by Seller giving Buyer a credit against the Purchase Price, (v) the cost of any new survey or any update of the Survey, (vi) all expenses of any financing of the Property, and (vii) all due diligence expenses and charges for any engineering reports, appraisals, or environmental reports obtained by, or on behalf of, Buyer, in connection with the transactions contemplated herein.
          (c) Assessments. If, on the Closing Date, the Property or any part thereof shall be or shall have been affected by assessments, confirmed or not, whether payable in annual installments or lump sum, then for the purposes of this Agreement all such assessments, including the balance of the unpaid installments of any such assessments, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Property affected thereby and shall be paid and discharged by Seller on the Closing Date by credit to Buyer as shall be calculated.
          (d) Survival. The obligations in this Section shall survive closing of title and delivery of the deed.
     9. Documents to be Delivered by Seller at Closing. At the closing, the Seller shall deliver to the Buyer the following documents (the “Closing Documents”):
          (a) A bargain and sale deed with covenants against grantor’s acts duly executed by the Seller in form for recordation;
          (b) Affidavit of Consideration for Use by Seller;
          (c) Seller’s Residency Certification Exemption-GIT/REP 3;
          (d) An affidavit of title, duly executed by the Seller in the form attached as Exhibit H;
          (e) A non-foreign person affidavit;
          (f) A closing statement showing the applicable closing adjustments, duly executed by the Seller;
          (g) A post-closing adjustments letter whereby the parties agree to re-adjust the prorations should any error or mistake be discovered within six (6) months of closing;
          (h) Resolution of the Seller as to the authority of the person signing the Deed;
          (i) The NFA or Remediation Agreement;

          (j) The Lease signed by Seller;
          (k) The Access Agreement, if required by Seller;
          (l) A Certificate of Occupancy, Code Compliance Certificate and\or smoke detector certificate or the like issued by the Township of Union required upon the sale of a commercial property, if applicable;
          (m) A duly executed certification of Seller that all representations and warranties of Seller included herein are true and correct as of the day of Closing; and
          (n) Such other documents as may be reasonably required by the Buyer’s title insurance company in order to insure title subject only to the items in Section 5(a) above, or reasonably requested by the Buyer to consummate the transaction contemplated hereunder.
     10. Documents to be Delivered by Buyer at Closing. At closing, the Buyer shall deliver to the Seller:
          (a) Purchase Price, after adjustments, shall be delivered to the Seller or to an intermediary, as provided below, if Seller elects to do a tax free exchange;
          (b) An Affidavit of Consideration for Use by Buyer;
          (c) A closing statement showing the applicable closing adjustments, duly executed by the Buyer;
          (d) A post-closing adjustments letter whereby the parties agree to re-adjust the prorations should any error or mistake be discovered within six (6) months of closing;
          (e) The Lease signed by Buyer;
          (f) A duly executed certification of Buyer that all representations and warranties of Buyer included herein are true and correct as of the day of Closing;
          (g) The Access Agreement, if required by Seller;
          (h) The PLLP referenced in Paragraph 3(b)(vi); and
          (i) Such other documents as may be reasonably required by Seller or required by this Agreement.
     11. The Closing. The Closing (“Closing”) shall occur at the New Jersey office of the Buyer’s counsel on or before January 31, 2008 (“Closing” or “Closing Date”). In the event Closing has not occurred on or before the Closing Date set in the preceding sentence, either party may unilaterally establish a Time of the essence closing date upon ten (10) Business Days notice to the other party. Notwithstanding the foregoing, Seller may adjourn the initially scheduled Closing Date to cure title objections (Sec. 5(c)) or to complete ISRA compliance (Sec. 3(b)(i)) or to obtain a Remediation Agreement (Sec. 3(b)(ii))as provided herein.

     12. Condemnation or Eminent Domain. If a condemnation (or eminent domain) proceeding is instituted against the entire Property or any substantial portion thereof, prior to closing, the Buyer may terminate this Agreement on written notice to the other party given within ten (10) days of Buyer’s receipt of notice such event. If the Buyer terminates the Agreement, the Escrow Agent shall return the Deposit to the Buyer with the accrued interest thereon, and neither party shall have any further liability to the other , except for those matters that expressly survive the termination. If the Buyer does not terminate this Agreement within such ten (10) day period, this Agreement shall continue to be effective, and the Seller shall assign to the Buyer at closing all of the Seller’s right to receive any award for such condemnation as a result of such taking, together with all of the Seller’s rights to litigate such claim and to negotiate a settlement with the condemning authority. A substantial portion of the Property involved in the condemnation or taking by eminent domain means not less than fifteen (15%) percent of the land area of the Property, or ten (10%) of the square foot area of building or which materially interferes with access or egress to the Property or the remaining parking spaces that can be created on the Property are less than the number required by the applicable ordinance for the size of the office building that Buyer contemplates at the Property.
     13. Risk of Loss From Casualty. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be restored to its pre-casualty state for Five Hundred Thousand Dollars ($500,000) or less and within six (6) months of the casualty, then Closing shall proceed and Seller shall restore the Property prior to or after Closing during the term of the Lease. If the cost of repair exceeds Five Hundred Thousand Dollars ($500,000) or will take more than six (6) months to restore in the reasonable judgment of Seller, Buyer may elect within ten (10) days of notice from Seller to Buyer of such casualty to terminate this Agreement, in which case the Escrow Agent shall return the Deposit to the Buyer with the accrued interest thereon, and neither party shall have any further liability to the other, except for those matters that expressly survive the termination. If Buyer fails to terminate this Agreement in such ten (10) day period after receipt of notice from Seller of the casualty, then the Closing shall proceed and Seller shall either restore the Property prior to or after Closing during the term of the Lease and Seller shall retain all insurance proceeds for use in the restoration. In all instances, there shall be no adjustment of the Purchase Price due to any casualty or loss.
     14. Real Estate Commissions. Buyer warrants that it has not dealt with a real estate broker for the purposes of selling the Property except for GVA Williams of New Jersey (referred to as the “Broker”) and agrees to indemnify, defend, and hold harmless Seller from all claims and costs incurred by Seller as a result of anyone’s claiming by or through Buyer any fee, commission or compensation on account of this Agreement except for the Broker. Seller warrants that it has not dealt with a real estate broker, except the Broker and agrees to indemnify, defend, and hold harmless Buyer from all claims and costs incurred by Buyer as a result of anyone’s claiming by or through Seller any fee, commission or compensation on account of this Agreement. Seller agrees to pay the Broker under terms set forth in a separate agreement between Broker and Seller.

     15. Default and Remedies.
          (a) In the event of a breach of this Agreement by Seller prior to Closing, Buyer shall have an election of the remedies of (i) specific performance or (ii) receiving the return of its Deposit with accrued interest, but Buyer shall not have the remedy of compensatory, punitive or any other damages which Buyer expressly waives and agrees Buyer shall not be entitled to receive in any action or proceeding. Provided however, the obligations of Seller and the remedies of Buyer under Section 5(b) relating to curing title defaults shall not be modified by this Section. Notwithstanding the foregoing, if Seller is unwilling or unable to cure any title objection, then Buyer shall only have the remedies set forth in Section 5(b). Notwithstanding the foregoing, Buyer shall not be limited by the remedies herein for Seller’s breach of its obligations under Sections 8 and 14.
          (b) In the event of a breach of this Agreement by Buyer prior to Closing, Seller’s sole remedy shall be to retain the Deposit with accrued interest, not as a penalty, but as liquidated damages, that the parties agree is a fair calculation of the Seller’s damages which damages would be very expensive to establish. It shall be a breach of this Agreement and an automatic default by the Buyer if its check for the Deposit is not honored. Notwithstanding the foregoing, Seller shall not be limited by the remedies herein for Buyer’s breach of its obligation under Sections 8 and 14.
          (c) If Buyer closes the transactions contemplated by this Agreement and, after the Closing Date, Buyer discovers a breach of any of Seller’s representations, warranties, covenants or indemnities hereunder or under any certificates and other documents executed at, or in connection with, the Closing, Buyer shall have the right, (until the applicable Lease Survival Date or Agreement Survival Date, if any, with respect to the representations in Section 16(a)) to sue Seller for actual direct damages incurred by Buyer as a result of such breach or breaches. However, no claim against Seller for any breach of a representation, covenant, condition or indemnity may be made by Buyer unless the claims, individually or in the aggregate, shall be in excess of Twenty Five Thousand Dollars ($25,000) (the “Minimum Amount”) after taking into account all prior claims and only to the extent such claims are in excess of the Minimum Amount. Notwithstanding anything contained herein to the contrary, if Buyer had actual knowledge of a default by Seller on the Closing Date and Buyer elects to close the transaction contemplated herein, Buyer shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default.
     16. Representations of the Seller.
          (a) Seller represents and warrants that:
               (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of New Jersey, and has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (the “Seller’s Documents”) and to perform all obligations arising under this Agreement and the Seller’s Documents.

               (ii) This Agreement constitutes, and the Seller’s Documents will each constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and except as may be limited by general equitable principles.
               (iii) Neither Seller nor any person or entity owning or controlling any interest in Seller is acting, directly or indirectly, for or on behalf of any person, entity, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any person, entity, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.
               (iv) This Agreement and the Seller’s Documents do not and will not contravene any provision of the organizational documents of Seller, any judgment, order, decree, writ or injunction, or any provision of any existing law or regulation to which Seller is a party or by which Seller is bound. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not require (except to the extent, if any, set forth herein or in the documents listed in the Exhibits attached hereto) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Seller) or such consent has, as of the Effective Date, been obtained by Seller.
               (v) Except as set forth on Exhibit B, Seller has not entered into any service contracts for the Property that will be binding on Buyer and/or the Property after the Closing.
               (vi) There are no pending actions, suits, arbitrations, claims or proceedings at law or in equity affecting the Property or Seller which would have a Material Adverse Effect on the Property or Seller’s ability to perform under this Agreement and Seller has not received any written notices of any such threatened or contemplated actions, suits, arbitrations, claims or proceedings at law or in equity which claims would not be fully covered by insurance (subject to deductibles).
               (vii) Except for the agreement for real estate services between the Seller and GVA Williams dated December 1, 2006, there are no leasing commission agreements entered into by Seller and in effect as of the Effective Date.
               (viii) To Seller’s Knowledge, other than the ISRA review triggered by the signing of this Agreement and those exceptions on Exhibit I attached hereto, there is no pending or threatened proceeding or inquiry by any governmental agency with respect to the production, disposal or storage at the Property of any Hazardous Substances.
               (ix) To Seller’s Knowledge, Seller has made available all Seller Documents (including, without limitation, the Environmental Documents) to Buyer and Seller has no Knowledge of any Environmental Conditions or non-compliance with Environmental Laws with regard to the Property other than as disclosed in the Environmental Documents.

               (x) The Seller has not received any written notice of any violation or alleged violation of any legal requirement affecting the Property, including, without limitation, any violation or alleged violation of any local, state or federal environmental, zoning, handicap, health, safety, or fire law, ordinance, code, regulation, rule or order, and specifically including, without limitation, variances or special permits affecting the Property except for the exceptions on Exhibit I.
               (xi) The Seller has not received any notice of any pending or threatened litigation, claim or governmental proceeding (including, without limitation, condemnation or eminent domain proceeding, special assessment, rezoning or moratorium) affecting the Seller’s ability to perform under this Agreement or the Property and has no knowledge that such litigation, claim or proceeding exists.
               (xii) There are no contracts, agreements or understandings, oral or written, including any leases or license agreements that Seller has with any person, entity or governmental authority affecting the Property or under which Buyer will be obligated to pay any sums from and after the Closing, other than the Contracts.
               (xiii) Seller has not filed and is not aware of any application, submission or request for any zoning, site plan approval, variance, waiver, license, sewer permit, building permit or other governmental or quasi-governmental approval from any governmental authority or utility company in connection with the development and/or use of the Property which is now pending.
               (xiv) The Property is owned by Seller subject to the Permitted Exceptions and mortgage lien that secure Seller’s credit facilities which mortgages will be discharged of record at Closing.
               (xv) There are no parties in possession of any portion of the Property (other than Seller) as trespassers or otherwise except for customer representatives who will vacate at the end of the term of the Lease.
               (xvi) The sale of the Property does not represent substantially all the assets of the Seller.
          (b) Notwithstanding anything herein to the contrary, Seller shall have no liability to Buyer for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was actually known by Buyer or disclosed in writing to Buyer on or prior to the Effective Date, Seller shall be deemed to have not made any representation or warranty, and Seller shall have no obligation or liability to Buyer with respect to the inaccuracy or breach of any representation or warranty of Seller hereunder, to the extent such inaccuracy or breach (i) is actually known by Buyer or included in the information or any due diligence materials furnished or made available to Buyer by Seller or any other party (collectively, the “Specified Documents”), (ii) becomes actually known to Buyer prior to the Closing Date and Buyer does not prior to the Closing Date, provide written notice thereof to Seller, or (iii) arises from the act or omission of Buyer or was consented to by Buyer in writing.

          (c) If, as of the Closing Date, any agreement affecting the Property is not in effect or a party to any agreement with respect to the Property is in default (except for Seller), such fact shall not, in any way, relieve Buyer of its obligation to purchase the Property or entitle Buyer to a reduction in the Purchase Price.
          (d) To the extent the Specified Documents contain provisions inconsistent with or different from the representations and warranties made in Section 16(a) or Buyer has actual knowledge of such inconsistency or difference, then such representations and warranties shall be deemed modified to conform them to the provisions of the Specified Documents or to such different or inconsistent facts known to Buyer.
          (e) Seller’s representations and warranties under Section 16 shall be true and correct as of the Effective Date, shall be true and correct and deemed repeated as of Closing. The representations in Section 16(a)(v), (vi), (vii), (viii), (ix), (x), (xii) and (xv) of this Agreement shall survive the Closing and delivery of the Deed for one (1) year after the termination of the Lease and surrender of the Property to Buyer (the “Lease Survival Date”). All other representations and warranties of Seller in Section 16 shall survive for one (1) year from the date of Closing and delivery of the Deed (the “Agreement Survival Date.”).
     17. Representations of Buyer. Buyer represents and warrants to Seller that:
          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. At the Closing Date, Buyer will be authorized to do business in the State of New Jersey. Buyer has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (the “Buyer’s Documents”) and to perform all obligations arising under this Agreement and the Buyer’s Documents. This Agreement constitutes, and the Buyer’s Documents will each constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, covenants and conditions, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally, and except as may be limited by general equitable principles. The execution and delivery of this Agreement and the Buyer’s Documents, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized and/or approved by all requisite persons and entities (each of whom was itself duly authorized to grant such authorization and/or or approval).
          (b) Neither Buyer nor any person or entity owning or controlling any interest in Buyer is acting, directly or indirectly, for or on behalf of any person, entity, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any person, entity, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.
          (c) This Agreement and the Buyer’s Documents do not and will not contravene any provision of the organizational documents of Buyer, any judgment, order, decree, writ or injunction, or any provision of any existing law or regulation to which Buyer is a party or is bound. The execution and delivery of this Agreement by Buyer and the consummation by

Buyer of the transactions contemplated hereby do not and will not require (except to the extent, specifically set forth herein) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Buyer) that has not been obtained on or before the date of this Agreement.
          (d) No litigation, or governmental or agency proceeding or investigation is pending or threatened against Buyer which would materially impair or adversely affect Buyer’s ability to perform its obligations under this Agreement and/or consummate the transactions contemplated herein.
          (e) Buyer has the financial wherewithal to perform its obligations hereunder.
     18. Notices. All communications under this Agreement shall be in writing, and shall be deemed to be sufficiently given and delivered by the party or its legal counsel on the date presented (by Federal Express or other nationally recognized courier) and a receipt is given or on the fourth (4) day after having been mailed by certified mail, return receipt requested, to a party or its legal counsel set forth below at the following addresses, or to such other address as such party may designate to the other party in writing;
(a) To the Seller:
Gerald C. Harvey, Esq.
Executive VP, General Counsel and Secretary
Breeze-Eastern Corporation
700 Liberty Avenue
Union, NJ 07083-8198
(908) 624-4205
Fax: (908) 686-6537
Email: gharvey@breeze-eastern.com
with copies to Seller’s counsel and as Escrow Agent:
Ira B Marcus, Esq.
Marcus, Brody, Ford, Kessler & Sahner, L.L.C.
5 Becker Farm Road
Roseland, New Jersey 07068
973-232-0603
Fax 973-994-2767
Email: ibmarcus@marcusbrodylaw.com
(b) To the Buyer:
Allan N. Rauch, Esq.
c/o Bed Bath & Beyond Inc.
650 Liberty Avenue,
Union, New Jersey 07083
(908) 688-0888
Fax (908) 688-8385
Email: allan.rauch@bedbath.com

With copies to Buyer’s counsel:
Nicholas Racioppi, Jr., Esq.
Riker, Danzig, Scherer, Hyland & Perretti, LLP
One Speedwell Avenue
Headquarters Plaza
Morristown, New Jersey 07962
973-451-8492
Fax 973-451-8608
Email: nracioppi@riker.com
The facsimile numbers and email addresses are listed above for the convenience of the parties as such methods of communication are not adequate notice under this Agreement. Written notices by any party may be given by counsel for a party to the counsel for the other party and such notices shall constitute validly given notices under this Agreement if given by the methods set forth above.
     19. Timing. If any date herein shall fall on a Saturday, Sunday, or national holiday (“Non-business Day”), the date shall automatically be advanced to the first business weekday thereafter; but if that day is a Non-business Day, then the date shall be the next business day.
     20. Entire Agreement. This Agreement, Schedule 1 and the exhibits attached hereto constitute the entire agreement between the parties and supersede all other negotiations, understandings, and representations made by and between the parties and their agents, servants, and employees.
     21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     22. Purchase Price Not To Be Prorated. It is mutually agreed and understood by the parties to this Agreement that any reference herein as to the acreage of the underlying land owned by the Seller are approximations only, and in the event that a survey or other measurement should reveal that such land is more or less than stated herein, there shall be no apportionment or proration of the Purchase Price herein set forth.
     23. Acceptance by Buyer. Except as expressly provided herein or in a document delivered at Closing, the acceptance of the deed by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation of Seller to be performed pursuant to the provisions of this Agreement.
     24. No Survival. Except as otherwise provided herein for post closing adjustments, indemnification under the inspection and brokerage provisions and other matters specifically stated, none of the provisions of this Agreement shall survive the delivery of the deed and closing of title.
     25. Assignment and Recordation.
          (a) The Buyer may not assign this Agreement without the prior written consent of the Seller, other than to an entity that controls, is controlled by, or is under common control with Buyer (or its affiliate) in which event Buyer shall not need Seller’s consent. However, Buyer shall provide Seller with a copy of an assignment and assumption agreement within five (5) days of such assignment and no assignment shall relieve the original Buyer from its obligations to Seller hereunder. In the event Buyer attempts to transfer or assign this Agreement except as specifically permitted herein, such event shall constitute Buyer’s default hereunder and Seller shall have the option to terminate this Agreement. Buyer shall not be permitted to record this Agreement or any memorandum hereof prior to Closing, but shall be permitted to file a notice of settlement as provided below. In the event such Agreement or any memorandum is recorded in violation hereof, such event shall constitute Buyer’s default hereunder for which Seller may terminate this Agreement and Buyer shall be liable to Seller for any costs and expenses, including Seller’s attorney’s fees, to quiet title or discharge such recorded agreement or a memorandum of this Agreement. Seller may assign this Agreement to a qualified exchange agent in order to effectuate a tax free exchange as provided for in Section 31 hereof.
          (b) The foregoing does not prohibit the Buyer from filing with the Union County Clerk a Notice of Settlement prior to the Closing Date.
     26. Further Assurances. From time to time at the request of either Seller or Buyer (whether before or after Closing), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to better effectuate the provisions of this Agreement.
     27. Confidentiality. Buyer agrees that (i) the existence and subject matter of this Agreement and all of the terms hereof and (ii) any and all materials and information provided by Seller to Buyer, including, without limitation, the Specified Information, shall be kept strictly confidential in accordance with the terms hereof (except as required by law or on the written advice by corporate counsel). Without in any way limiting the foregoing, Buyer expressly agrees not to have any discussions regarding, or share any information relating to, this Agreement or the terms hereof, with any party except as otherwise specifically permitted under this Agreement.
     28. Press Releases. Except to the extent required by law regulation or rule of an applicable stock exchange, Seller and Buyer each agree that it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent may be withheld in each party’s sole and absolute discretion. If Seller or Buyer is required by law, regulation or rule of an applicable stock exchange to issue such a press release or other public communication, at least one (1) Business Days prior to the issuance of the same such party shall deliver a copy of the proposed press release or other public communication to the other party hereto for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller and Buyer may make an announcement to, and otherwise communicate with, their respective direct and indirect investors, employees, owners, legal counsel, accountants and lenders regarding this Agreement and/or the transactions contemplated herein, without the consent of the other Party.
     29. Escrow Agent.
          (a) The parties acknowledge that the Escrow Agent is counsel to the Seller, and agrees that the Escrow Agent may serve as its counsel notwithstanding its position as Escrow Agent under this Agreement. The Buyer, after consultation with its counsel, expressly waives any right to object to the Escrow Agent representing the Seller and agrees that the Escrow Agent may do so if any litigation or other proceeding occurs between the Buyer and Seller. The Escrow Agent shall have no liability to either Buyer or Seller so long as it acts without gross negligence nor willfully violates the terms of this Agreement as Escrow Agent. Except as provided below, the Escrow Agent shall only disburse the funds in escrow with the prior written approval of the parties to this Agreement, and, if no agreement is reached, the Escrow Agent may deposit the funds in a court of competent jurisdiction seeking the court to resolve such dispute.
          (b) The Escrow Agent will deliver the Deposit and any interest thereon to Seller or to Buyer, as the case may be, under the following conditions:
               (i) To the Buyer if Buyer terminates on or prior to the Due Diligence Termination Date;
               (ii) To Seller at the Closing;
               (iii) To Seller upon receipt of written demand therefor (“Seller’s Demand for Deposit”) stating that Buyer has defaulted in the performance of Buyer’s obligation to close under this Agreement and the facts and circumstances underlying such default; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to the Buyer in accordance with the provisions of Section 18, nor thereafter if the Escrow Agent shall have received a “Notice of Objection” (as such term is defined in (c) below) from Buyer within such ten (10) day period; or
               (iv) To Buyer upon receipt of written demand therefor (“Buyer’s Demand for Deposit”) stating that this Agreement has been terminated in accordance with the provisions hereof, or that Seller has defaulted in the performance of any of Seller’s obligations under this Agreement, and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 18, nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.
          (c) Within two (2) business days of the receipt by the Escrow Agent of a Seller’s Demand for Deposit or a Buyer’s Demand for Deposit, the Escrow Agent shall send a copy thereof to the other party by certified mail, return receipt requested, and otherwise as provided in Section 18 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the “Notice of Objection”) of such objection to the Escrow Agent by certified mail, return receipt requested, and otherwise as provided in Section 18 of this Agreement which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed herein. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereto to the party who sent the written demand.
          (d) In the event the Escrow Agent shall have received the Notice of Objection within the time periods described herein, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Deposit, in which case the Escrow Agent shall then disburse the Deposit in accordance with such direction, or (ii) in the event of litigation between Seller and Buyer, the Escrow Agent shall deliver the Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent shall take such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, depositing the Deposit in any court which the Escrow Agent shall select in New Jersey, and commencing an action for interpleader, the costs of the Escrow Agent thereof to be borne by whichever of Seller or Buyer is the losing party.
          (e) It is agreed that the duties of the Escrow Agent are only as herein specifically provided, and subject to the provisions of this Agreement, are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.
          (f) The Escrow Agent is acting as a stakeholder only with respect to the Deposit. Upon making delivery of the Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.
          (g) The Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent is holding and will hold the Deposit in escrow in an interest bearing account, pursuant to the provisions hereof, in a money market account at Union Center National Bank. Buyer shall sign a form W-9 with its employer identification number upon signing this Agreement or other written authorization for the Escrow Agent to open that account with the employer identification number of the Buyer that such bank may require. If the Buyer fails to deliver the form W-9 or written authorization, then the Escrow Agent may hold the Deposit in a non-interest bearing attorney trust account until such W-9 or written authorization is delivered containing the employer identification number of the Buyer.
     30. Miscellaneous.
          (a) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey applicable to contracts negotiated, executed and to be performed wholly within such State. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST SELLER OR BUYER ARISING OUT OF OR

RELATING TO THIS AGREEMENT MAY AT SELLER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT HAVING JURISDICTION IN UNION COUNTY, NEW JERSEY, AND BUYER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BUYER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. IN ANY SUCH SUIT, ACTION OR PROCEEDING THE PARTIES TO THIS AGREEMENT WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREE THAT SERVICE THEREOF MAY BE MADE AS PROVIDED IN SECTION 18 ABOVE. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.
          (b) For the purposes of this Agreement, “Knowledge” with respect to Seller shall mean matters as to which the Executive Officers of Seller (Robert L. G. White, Joseph F. Spanier and Gerald C. Harvey) have actual, present and personal knowledge without any independent investigation or any duty or responsibility to make any inquiry, review or investigation. Seller represents that the foregoing individuals have primary responsibility for the Property within the Seller, and therefore are the individuals within the Seller with relevant knowledge about the Property. For the purposes of this Agreement, “Knowledge” with respect to Buyer shall mean matters as to which the following executives of Buyer, Allen Rauch and Seth Geldzahler, have actual, present and personal knowledge without any independent investigation or any duty or responsibility to make any inquiry, review or investigation. Buyer represents that the foregoing individuals have primary responsibility for the acquisition of the Property within the Buyer, and therefore are the individuals within the Buyer with relevant knowledge about the Property. Actual knowledge shall not be deemed to exist merely by assertion by Buyer or Seller of a claim that any of the foregoing persons should have known of such facts or circumstances, if such person did not have actual knowledge thereof. None of the individuals listed in this Section 30(b) shall have any personal liability under this Agreement.
          (c) No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party to be charged therewith.
          (d) As used herein, the term “including” shall be deemed to mean “including without limitation”.
          (e) This Agreement shall not be considered in force, binding or in effect in any manner or to any extent until and unless duly executed and delivered by Buyer and Seller. Seller at all times prior to such execution and delivery by Buyer and Seller (and at all times subsequent to any default or breach by Buyer), shall be free to negotiate for the sale of the Property to any other prospective buyer or for any other disposition of any interest in the Property without prior notice to Buyer.

          (f) No person or entity other than a party to this Agreement or a legal representative, successor in interest or permitted assign or a party hereto shall be entitled to rely on this Agreement or in the performance of Buyer or Seller hereunder, and this Agreement is not made for the benefit of any person or entity not a party hereto and no such person or entity shall be entitled to assert a claim arising out of or in connection with this Agreement.
          (g) A Business Day shall mean a weekday on which the banks are open for business in New Jersey. If any date herein shall fall on a Saturday, Sunday, or national holiday (“Non-business Day”), the date shall automatically be advanced to the first weekday thereafter; but if that day is a Non-business Day, then the date shall be the next Business Day.
     31. Tax Free Exchange. The Seller and the Buyer may conduct a tax free exchange of the Property and use the proceeds of this sale to acquire, directly or through an exchange agent, another real property. Each party agrees to cooperate with the exchanging party provided that Buyer shall not be required to take title to any other property, the exchanging party shall indemnify, hold harmless and defend the other party from all claims or losses to such party resulting from its participation in the tax free exchange, and the exchange shall be at no material out of pocket cost to the non-exchanging party.
     32. Attorneys’ Fees.
     In the event that any action or proceeding is commenced to obtain a declaration of rights hereunder, to enforce any provision hereof, or to seek rescission of this Agreement for breach or default contemplated herein, whether legal or equitable, the prevailing party in such action shall be entitled to recover, in addition to all other relief to which it may be entitled therein, its reasonable attorneys’ fees and all other out-of-pocket litigation costs (including, but not limited to filing fees, expert reports and testimony, court costs and other usual costs of litigation of this type) incurred as a result of such litigation. All indemnities provided for herein shall include, but not be limited to, the obligation to pay costs of defense in the form of reasonable attorneys’ fees, and all other out-of-pocket litigation costs (including, but not limited to filing fees, expert reports and testimony, court costs and other usual costs of litigation of this type) incurred as a result of such litigation.
[the balance of this page is left intentionally blank — signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BUYER: BED BATH & BEYOND INC.
By:
Name:

Title:

SELLER: BREEZE-EASTERN CORPORATION

By:

Name:

Title:

Solely for purposes to agreeing to the terms of Section 29, the Escrow Agent joins in this Agreement.

ESCROW AGENT: Marcus, Brody, Ford, Kessler & Sahner, L.L.C.

IRA B MARCUS, ESQ.

EXHIBITS

Schedule 1		Defined Terms

Exhibit A	—	Legal Description

Exhibit B	—	Contracts

Exhibit C	—	Personal Property List

Exhibit D	—	Lease

Exhibit E	—	2004 NFA

Exhibit F		Access Agreement

Exhibit G	—	Permitted Title Exceptions

Exhibit H	—	Affidavit of Title

Exhibit I	—	Exceptions to Representations

Exhibit J		Form of Memorandum

Schedule 1

Defined Term	Section No.
Land	1(b)
Improvements	1(b)
Contracts	1(c)
Personal Property	1(d)
Property	1(d)
Purchase Price	2(a)
Deposit	2(a)(i)
Escrow Agent	2(a)(i)
Lease	2(b)
Due Diligence Period	3(a)(i)
Due Diligence Termination Date	3(a)(i)
ISRA	3(b)(i)
NJDEP	3(b)(i)
NFA	3(b)(i)
2004 NFA	3(b)(iii)
Access Agreement	3(b)(vi)
Buyer’s Liability Insurance	4(a)(ii)
Receiving Party Representatives	4(e)
Information	4(e)
Title Commitment	5(a)
Released Party and Released Parties	6(d)
Claims	6(d)
Hazardous Substance(s)	6(d)
Environmental Law(s)	6(d)
Recorder’s Office	8(b)
Proration Time	8(c)
Closing	11
Closing Date	11
Broker	14
Post-Closing Damage Cap	15(c)
Minimum Amount	15(c)
Seller’s Documents	16(a)(i)
Specified Documents	16(b)
Buyer’s Documents	17(a)
Non-business Day	19
Seller’s Demand for Deposit	29(b)(iii)
Buyer’s Demand for Deposit	29(b)(iv)
Notice of Objection	29(c)
Knowledge	30(b)

Exhibit A
Legal Description
BEING further described in accordance with the Final Subdivision Plan for Autumn Ridge prepared by Decker and Coriell, Inc., as follows:
Beginning at a point on the westerly line of Liberty Avenue (60’ wide) said point being one hundred and thirteen hundredths (100.13’) feet measured southerly along said line from its intersection with the southerly line of Hickory Road (50’ wide); thence
1.	Along the westerly line of Liberty Avenue South forty seven degrees forty six minutes thirty seconds West (S 47 46’ 30” W) a distance of four hundred twenty nine and sixty four hundredths (429,64’) feet to a point on the dividing line of Lot 1 Block 3503 and Lot 1 Block 200; thence

2.	Along said line north forty seven degrees seven minutes West (N 47 07’ W) a distance of eight hundred fifty eight and eighty three hundredths (858,83’) feet to a point; thence

3.	Through Lot 1 Block 3503 and forming a new line North forty two degrees fifty three minutes East (N 42 53’ E) a distance of five hundred two and thirty five hundredths (502,35’) feet to a point on the rear line of lots fronting on Hickory Road; thence

4.	Along said line south forty two degrees twenty two minutes thirty seconds East (S 42 22’ 30” E) a distance of eight hundred ninety eight and fifty four hundredths (898.54’___ feet to the place of beginning.
Together with the benefits and burdens of Declaration of Easement, Covenants and Restriction set forth in Deed Book 5255, page 199.
FOR INFORMATIONAL PURPOSES ONLY:
“In compliance with Chapter 157, Laws of 1977, premises herein is Lot 1.01 in Block 3503 on the Tax Map of the Township of Union, County of Union, State of New Jersey.”

Exhibit B
Existing Contracts
1.	A.D.T. (building alarm)

2.	Approved Fire Protection (fire protection systems)

3.	Brooksite Contractors (snow plowing services)

4.	Correct Temp (HVAC computer controls)

5.	Hatch Mott McDonald (sampling reporting and water flow meter calibration for the Joint Meeting of Essex and Union County)

6.	Jersey National Cleaning Service (office cleaning)

7.	M.C.M. Mechanical Corp (HVAC units for office area)

8.	Newark Carting (dumpster service)

9.	OTIS Elevator (elevator maintenance)

10.	Philip Services (waste pickup.)

11.	Western Pest Service (pest control)

Exhibit C
Personal Property List
     NONE

Exhibit D

Exhibit E
2004 NFA

James E. McGreevey	Department of Environmental Protection	Bradley M. Campbell
Governor	Bureau of Northern Case Management	Commissioner
P.O. Box 432
Trenton. NJ 08625-0432
(609) 777-0899
www.state.nj.us/dep/srp

(SEAL)
Mr. Art Zottola
TransTechnology Corporation	JUN 30 2004
700 Liberty Avenue
Union, NJ 07083

RE:	No Further Action Letter and Covenant Not to Sue — Entire Site, Restricted Use
TransTechnology Corporation
Block: 3503 Lot: 1.01 & 1.02
700 Liberty Avenue
Union Township, Union County
ISRA Case # E98070
Preferred ID: 013853
KCSL # NJD002136901
ISRA Transaction: Sale of Property
Dear Mr. Zottola:
Pursuant to N.J.S.A. 58:10B-13.1 and N.J.A.C. 7:26C, the New Jersey Department of Environmental Protection (Department) makes a determination that no further action is necessary for the remediation of the site specifically referenced above, except as noted below, so long as Trans Technology did not withhold any information from the Department. This action is based upon information in the Department’s case file and Trans Technology’s Negative Declaration affidavit dated June 18, 2004. In issuing this No Further Action Determination and Covenant Not to Sue, the Department has relied upon the certified representations and information provided to the Department.
By issuance of this No Further Action Determination, the Department acknowledges the completion of a Preliminary Assessment, Site Investigation, Remedial Investigation and at-peril Remedial Actions pursuant to the Technical Requirements for Site Remediation (N.J.A.C. 7:26E) for the entire site.
NO FURTHER ACTION CONDITIONS
As a condition of this No Further Action Determination pursuant to N.J.S.A. 58:10B-12o, Trans Technology and any other person who was liable for the cleanup and removal costs, and remains liable pursuant to the Spill Act, shall inform the Department in writing within 14 calendar days whenever its name or address changes. Any notices submitted pursuant to this paragraph shall reference the above case numbers and shall be sent to: Director, Division of Remediation Management and Response, P.O. Box 28, Trenton, N.J. 08625.
Trans Technology as well as each subsequent owner, lessee and operator (collectively Successors) shall comply with each of the following:

Trans Technology
ISRA Case #98070

Pursuant to N.J.S.A. 58:10B-13a, Trans Technology and the Successors shall ensure that the Deed Notice filed on April 30, 2204 with the County Clerk of Union County is complied with, including maintenance of applicable engineering controls. The deed notice can be found at Inst# 137388, pages DB5427-0807 through DB5427-0832.
Pursuant to N.J.S.A. 58:10B-13.I and N.J.A.C. 7:26E-8, Trans Technology and the Successors shall conduct monitoring for compliance and effectiveness of the institutional and engineering control(s) specified in this document and submit written certification to the Department every two (2) years that the institutional and engineering control(s) are being properly maintained and continue to be protective of public health and safety and the environment. Any such certification shall include the information relied upon to determine that no changes have occurred.
Pursuant to N.J.S.A. 58:4A, Trans Technology shall properly seal all monitoring wells installed as part of a remediation that will no longer be used for ground water monitoring. A certified and licensed well driller shall seal the wells in accordance with the requirements of N.J.A.C. 7:9D-3.1 (et seq.). The well abandonment forms shall be completed and submitted to the Bureau of Water Allocation. Please call (609) 984-6831 for forms and information.
COVENANT NOT TO SUE
The Department issues this Covenant Not to Sue (Covenant) pursuant to N.J.S.A. 58:10B-13.l. That statute requires a Covenant not to sue with each no further action letter. However, in accordance with N.J.S.A. 58:10B-13.1, nothing in this Covenant shall benefit any person who is liable, pursuant to the Spill Compensation and Control Act (Spill Act), N.J.S.A. 58:10-23.11, for cleanup and removal costs and the Department makes no representation by the issuance of this Covenant, either express or implied, as to the Spill Act liability of any person.
The Department covenants, except as provided in the preceding paragraph, that it will not bring any civil action against:
     (a) the person who undertook the remediation;
     (b) subsequent owners of the subject property;
     (c) subsequent lessees of the subject property; and
     (d) subsequent operators at the subject property;
for the purposes of requiring remediation to address contamination, which existed prior to the June 18,2004 Affidavit of Mr. Gerald C. Harvey, Vice President, Secretary and General Counsel for Trans Technology Corporation, for the real property at the industrial establishment identified above, payment of compensation for damages to, or loss of, natural resources, or payment of cleanup and removal costs for such additional remediation.
The person who undertook the remedial action, and each subsequent owner, lessee and operator, during that person’s ownership, tenancy or operation, shall maintain all applicable engineering and institutional controls and conduct periodic compliance monitoring in the manner the Department requires.
Any person who benefits from this Covenant may be barred from making a claim against the Spill Compensation Fund, N.J.S.A. 58:10-23,1li, and the Sanitary Landfill Facility Contingency Fund, N.J.S.A. 13: 1E-105, for any costs or damages relating to the remediation covered by this Covenant. All other claims against these funds will be controlled by the corresponding statutes and their implementing regulations.

Trans Technology
ISRA Case #98070

Pursuant to N.J.S.A. 58:10B-13.1d, this Covenant does not relieve any person from the obligation to comply in the future with laws and regulations. The Department reserves its right to take all appropriate enforcement for any failure to do so.
The Department may revoke this Covenant at any time after providing notice upon its determination that;
a)	any person with the legal obligation to comply with any condition in this No Further Action Determination has failed to do so;

b)	any person with the legal obligation to maintain or monitor any engineering or institutional control has failed to do so; or

c)	any person with the legal obligation to submit, on a biennial basis, a certification that the engineering and institutional controls are being properly maintained and continue to be protective of the public health and safety and of the environment has failed to do so.
This Covenant, which the Department has executed in duplicate, shall take effect immediately once the person who undertook the remediation has signed and dated the Covenant in the lines supplied below and the Department has received one copy of this document bearing original signatures of the Department and the person who undertook the remediation.

Trans Technology Corporation.

Name:	Mr. Gerald C. Harvey

Signature:	/s/ Mr. Gerald C. Harvey

Title:	Vice President, Secretary & General Counsel

Dated:	8/2/07

NEW JERSEY DEPARTMENT OF
ENVIRONMENTAL PROTECTION

Name:	Stephen E. Maybury

Signature:	/s/ Stephen E. Maybury

Title:	Chief, Bureau of Northern Case Management

Dated:	6/30/07

Trans Technology
ISRA Case #98070

Please be advised that samples collected from an off-site “drainage way” detected levels of select base neutral compounds and nickel above the most stringent soil cleanup criteria. However, based on the fact that this area receives runoff from other off-site properties and the adjacent railroad line, no further investigation under this ISRA case is required. Therefore, the presence of this contamination has been referred to the Bureau of Risk Management, Initial Notice and Case Assignment for review and further action.
Please be advised that in accordance with the “Department Oversight of the Remediation of Contaminated Sites” (N.J.A.C. 7:26C), Trans Technology is required to reimburse the Department for oversight of the remediation. The Department will be issuing a bill within the next four months.
Thank you for your attention to these matters. If you have any questions, please contact Bryan Moore, Case Manager at 609-984-4077.
Sincerely,
/s/ Stephen E. Maybury,
Stephen E. Maybury, Chief
Bureau of Northern Case Management

c:	Martha Donvan, Norris McLaughlin & Marcus
Erin Palko/kathleen Stetser, Roux Assoc.
Dennis V. SanFilippo, Township of Union Dept of Health
Honorable Anthony Terrezza, Mayor, City of Union
Stephen Maybury, NJDEP/BNCM
Rob Hoch, NJDEP/BOMM
Mark Pedersen, NJDEP/BRMINCA
Anne Kadziunas, NJDEP/BRMINCA
NJDEP-Bureau of Water Allocation
John Defina, NJDEP/BISPS

Exhibit F
Access Agreement
ENVIRONMENTAL ACCESS AGREEMENT
     ACCESS AGREEMENT made as of the ___day of                     , 2007, between BREEZE-EASTERN CORPORATION (“Licensee”) and BED BATH & BEYOND, INC. (Licensor”).
RECITALS
     A. The Licensor has expressed an interest in purchasing the real property owned by the Licensee and commonly known as 700 Liberty Avenue, Union, NJ (the “Property”) and has executed and delivered an Agreement of Sale dated ___, 2007 with respect thereto. All defined terms in the Agreement of Sale are incorporated herein.
     B. After the sale, the Licensee will be leasing the Property for a period of time and will have access to the Property during the term of the Lease referred to in the Agreement of Sale, but after the end of the Lease, the Licensee may require access to the Property for purposes of conducting certain environmental investigation and remediation.
     C. Licensor desires to grant such access so that Licensee may comply with its contractual and legal obligations.
     THEREFORE, for the purpose set forth above and in consideration of the recitals and mutual promises herein contained, Licensee and Licensor agree as follows:
     1. LICENSE
          1.1 Grant. Licensor, on behalf of itself, its divisions, subsidiaries and affiliates, hereby grants to Licensee, its employees, agents, contractors, sub-contractors,

employees, invitees, and licensees (collectively “agents or sub-contractors”) a license to enter upon and use the Property, subject to all the terms and conditions set forth herein.
          1.2 Limitation of Purpose. Licensee may enter upon and use the Property solely for the purpose of performing such environmental sampling, tests, borings, surveys, engineering studies, soil studies, general inspections and/or any other studies, tests, excavations or cleanup operations as Licensee may reasonably deem necessary or advisable to obtain a site wide No Further Action Letter and Covenant Not To Sue (“NFA”) (“Licensee’s Work”) for the Property.
          1.3. Effective Date. The provisions of this Access Agreement shall apply effective the date of termination of the Lease for the Property between Licensor and Licensee contemplated by the Agreement of Sale.
     2. DURATION AND TERMINATION
          2.1 This Agreement shall continue until terminated by either Licensor, Licensee, or upon issuance of the NFA by NJDEP.
     3. ADDITIONAL CONDITIONS AND TERMS
          3.1 Prior to any entry upon the Property by Licensee, its agents or subcontractors, as defined in paragraph 1.1 above, Licensee will:
                (a) Provide Licensor with no less than three (3) business days prior written notice in order to be accompanied by a representative or representatives of Licensor during all entries upon the Property; and
                (b) Provide Licensor with evidence of liability insurance coverage from a nationally recognized insurance company licensed to do business in New Jersey, in the amounts, term and with the coverage required of Licensor under the Agreement of Sale, Section 4 (a) inspections.

          3.2 Licensee agrees to indemnify, defend (with counsel reasonably approved by Licensor) and hold Licensor, its directors, officers, shareholders, employees, representatives, agents and subagents harmless from and against any and all damages or injury to persons or property and any actions, liabilities, losses, claims, damages, suits, proceedings, costs and expenses (including reasonable attorneys fees and costs, including attorneys fees and costs incurred in enforcing this indemnity) incurred, directly or indirectly, by Licensor, its directors, officers, shareholders, employees, representatives, agents and subagents arising from, out of, or incident to the acts or omissions of Licensee or its agents or subcontractors in any way related to their entry onto the Property and the performance of any inspections, investigations, examinations or surveys of, at, on or about the Property, either prior to, on, or after the date hereof. The provisions of this paragraph will survive any closing of title or any termination or cancellation of this Agreement.
          3.3 Licensee shall promptly restore the Property to its condition immediately prior to Licensee’s Work. Licensee shall (i) accept ownership control over, as generator, and properly remove, at its sole cost and expense, all soil, groundwater, development water, drilling cuttings, or other material generated during Licensee’s Work (ii) have the sole responsibility for the proper handling, storage or disposal of such waste in accordance with the applicable environmental laws, (iii) fully comply with all laws, rules and regulations applicable to the Property and/or Licensee’s Work and all other activities undertaken in connection therewith, (iv) use commercially reasonable efforts to minimize interference with the use or occupancy of the Property (or any portion thereof) by Licensor (or any of its respective agents, representatives, guests, invitees, contractors, or employees), and (v)

permit Licensor to have a representative present during all inspections undertaken hereunder at Licensor’s sole cost and expense.
     4. GENERAL TERMS
          4.1 Governing Law. This Access Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.
     4.2 Entire Agreement. This Access Agreement, the Lease and the Agreement of Sale dated the date hereof contains the entire agreement between the parties concerning its subject matter, and supersedes and replaces all prior agreements and understandings with respect to Licensee’s access to the Property.
          4.3 Representations/Warranties. No representations or warranties are made or have been relied upon by either party other than those expressly set forth herein.
          4.4 Amendment. No agent, employee, or other representative of either party is empowered to alter or amend any of the terms of this Access Agreement, unless such alteration and/or amendment is in writing and has been signed by an authorized representative of each of the parties. This provision cannot be orally waived.
          4.5 Paragraph Headings. The paragraph headings appearing herein are for the convenience of the parties and are not to be used or construed so as to modify the terms and conditions of this Agreement in any fashion.
          4.6 Successors, Assigns, etc. Anything to the contrary notwithstanding, the terms and conditions of this Access Agreement and the rights and obligations created as a result thereof, shall be binding upon and/or inure to the benefit of, the parties hereto, their officers, directors, agents, employees, their respective successors, assigns, designees and contractors.

           4.7 Third Parties. This Access Agreement shall not inure to the benefit of any third party not a party to this Agreement.
      4.8 Notice. Any and all notices permitted or required to be given hereunder, must be in writing by certified mail return receipt requested or by a recognized overnight mail courier for Licensee to Breeze-Eastern Corporation, 700 Liberty Avenue, Union, New Jersey, Attention: Gerald C. Harvey, Esq., and for Licensor to,                                                                                       . The parties may change such addresses upon notice to the other.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

LICENSEE:

BREEZE-EASTERN CORPORATION

By:
Gerald C. Harvey
Executive Vice President, General Counsel and
Secretary

LICENSOR:

BED BATH & BEYOND, INC

Exhibit G
Permitted Title Exceptions
1.	Lien of unpaid taxes for year 2007. Subject to possible additional taxes assessed or levied under R.S. 54:4-63-1 et seq. Subsequent taxes not yet due and payable.

2.	Easement to New York and New Jersey Telephone Company as set forth in Deed Book 472, page 552.

3.	Restrictions as set forth in Deed Book 1211, page 322, as modified by Deed Book 1843, page 379.

4.	Easement to Public Service Electric and Gas Company as set forth in Deed Book 2796, page 1, and as shown on survey made by International Land Service, Inc., by Daniel E. Parker, NJPLS, dated July 5, 2002.

5.	Restrictions as set forth in Deed Book 5214, page 0024.

6.	Declaration of Easement, Covenants and Restriction set forth in Deed Book 5255, page 199 and as shown on survey made by International Land Service, Inc., by Daniel E. Parker, NJPLS, dated July 5, 2002.

7.	Subject terms, conditions and agreements set forth in Resolution N0. 2001-226 recorded in Deed Book 5255, page 223, and as shown on survey made by International Land Service, Inc., by Daniel E. Parker, NJPLS, dated July 5, 2002.

8.	The fire lane and such easements as may be shown on a survey of the Land.

EXHIBIT H
AFFIDAVIT OF TITLE

STATE OF NEW JERSEY	)
	)	SS:
COUNTY OF	)
1. Officers. We are officers of Breeze-Eastern Corporation, formerly named TransTechnology Corporation, a corporation of the State of Delaware, qualified to do business in the State of New Jersey. The corporation will be called the “Corporation” and sometimes simply “it” or “its.” The Executive Vice President, Chief Financial Officer and Treasurer is Joseph F. Spanier, who has a business address at 700 Liberty Avenue, Union, New Jersey 07083. The Executive Vice President, General Counsel and Secretary is Gerald C. Harvey, who has a business address at 700 Liberty Avenue, Union, New Jersey 07083. We are fully familiar with the business of the Corporation. We are citizens of the United States and are at least 18 years old.
2. Representations. The statements contained in this Affidavit are true to the best of our knowledge, information and belief.
3. Corporate Authority. The Corporation is the only owner of property located at 700 Liberty Avenue, Union Township, New Jersey, as more fully described in Commitment No.                      , called the “Property.” This Property is to be sold by the Corporation to Bed Bath & Beyond Inc. (“Buyer”). This action, and the making of this Affidavit of Title, have been duly authorized by a proper resolution of the Board of Directors of the Corporation. A copy of this resolution is attached as Exhibit A and made a part of this Affidavit. The Corporation is legally authorized to transact business in New Jersey. It has paid all state franchise taxes presently due. Its charter, franchise and corporate powers in its state of incorporation have never been suspended or revoked. It is not restrained from doing business nor has any legal action been taken for that purpose. The Corporation changed its name effective October 12, 2006 from TransTechnology Corporation to Breeze-Eastern Corporation pursuant to action authorized by its stockholders and its Board of Directors. During the past five years, it has not used any other name, other than the “doing business as” names Breeze-Eastern, and Breeze-Eastern, a division of TransTechnology Corporation.
4. Approval by Shareholders. Shareholder approval is not required.
5. Ownership and Possession. It or its predecessors in interest have owned this Property since July 31, 1952. Since then no one has questioned its right to possession or ownership. The Corporation has sole possession of this Property. There are no tenants or other occupants of this Property. Except for its agreement with Bed Bath & Beyond Inc., the

Buyer, it has not signed any contracts to sell this Property. It has not given anyone else any rights concerning the purchase or lease of this Property.
6. Improvements. No additions, alterations or improvements are now in progress or have been made or worked on within the past four months. It currently holds all necessary permits and necessary certificates of occupancy. All charges for municipal improvements such as sewers, sidewalks, curbs or similar improvements benefiting this Property have been paid in full. No building, addition, extension or alteration on this Property has been made or worked on within the past fourth months. The Corporation is not aware that anyone has filed or intends to file a mechanic’s lien, Notice of Unpaid Balance and Right to File a Lien Claim, construction lien or building contract relating to this Property. No one has notified it that money is due and owing for construction or repair work on this Property.
7. Liens or Encumbrances. It has not allowed any interest (legal rights) to be created which affect its ownership or use of this Property. No other persons have legal rights in this Property, except the rights of utility companies to use this Property along the road or for the purpose of serving this Property. The Corporation does not have any pending lawsuits or judgments against it or other legal obligations which may be enforced against this Property. It does not owe any disability, unemployment, corporate franchise, social security, municipal or alcoholic beverage tax payments. Except for Wells Fargo FootHill, Inc., as agent (whose lien shall be released contemporaneous with the effective delivery of this Affidavit), no one has any security interest in any fixtures on this Property. No bankruptcy or insolvency proceedings have been started by or against it, nor has it ever been declared bankrupt. All liens (legal claims, such as judgments) listed on the attached judgment or lien search are not against the Corporation, but against others with similar names. [Attach search results, if any.]
8. We have been advised that recognizance and/or abstracts or recognizance of bail are not being indexed among the records of the Union County Clerk/Register’s office and that the Title Company, Buyer(s) and/or Mortgagee will rely on the truthfulness of this statement. The undersigned hereby certify that there are no recognizance filed against the undersigned as either principal or surety on the property which is the subject of this transaction. There are no unpaid fines or surcharges levied against us by the New Jersey Motor Vehicle Commission.
9. Exceptions. The following is a complete list of exceptions to any of the above statements. This includes all liens or mortgages which are not being paid as a result of this transaction.
Matters shown on the survey of the Property prepared by International Land Services, Inc. by Daniel E. Parker, NJPLS, dated July 5, 2002,and in the pro-forma title policies issued by

                      Title Insurance Company of New Jersey, Title Nos.                                           .
10. Reliance. The Corporation makes this Affidavit in order to induce the Buyer to accept title. It is aware that the Buyer and its title insurance company will rely on the statements made in this Affidavit and on its truthfulness.

Signed and sworn to before me on	BREEZE-EASTERN CORPORATION
.

A Notary Public of New Jersey	JOSEPH F. SPANIER Executive Vice President, Chief Financial
Officer and Treasurer

GERALD C. HARVEY
Executive Vice President, General Counsel and
Secretary

EXHIBIT I
EXCEPTIONS TO REPRESENTATIONS
1.	A representative of the Occupational Safety and Health Administration (OSHA) is currently undertaking an inspection of the Seller’s business operations at 700 Liberty Avenue, Union, NJ. No report or other action has been issued by OSHA to date.

2.	Union Township Bureau of Fire Prevention notification of violations #1949/A dated October 4, 2007, a copy of which is attached hereto.

BUREAU OF PREVENTION

FIRE HEADQUARTERS	INSPECTION/VIOLATION# 1949/A
One Bond Drive
Union, New Jersey 07083-8344	DATE OF NOTICE October 4, 2007
(908) 851-5434 Fax (908) 851-5423
PAGE 1 OF 2

LOCATION OF BUILDING 700 Liberty Avenue	INCIDENT # N/A

TENANT Breeze Eastern	DATE OF ORIGINAL INSPECTION October 3, 2007

OWNER OR AGENT Trans Technology Corp.	TYPE OF BUSINESS

ADDRESS OF OWNER Same	TELEPHONE NO. 908-686-4000

TELEPHONE NO. 908-686-4000	REGISTRATION NO. 2019-68887-001-01
You are hereby notified the following violations of the fire prevention code exist at the above property. Failure to correct fire violations listed below will result in a penalty being assessed in accordance with N.J.A.C. 5:70-2.12 et seq.

NO.	CODE SELECTION	VIOLATION	#1	#2	#3	ABATE BY
1	5:70-3. l(a)5 F-506.1 F-504.1 NFPA 25	Repair deficiencies in sprinkler system at per report by MCM Mechanical Corp. License #POO267, dated July 24, 2007.				11-4-07

2	5:70-4.7(h)	As per Retrofit Code, all areas of Building shall be covered with automatic sprinkler systems due to Windowless Basement. Areas: Offices in Warehouse, Offices in Main Building, Storage Areas in Warehouse and Offices in Basement.				11-4-07

3	5:70-3.2(a)6 F-610.2	All exit signs/emergency lights shall be in proper working order including battery back-up. Area: Cafeteria, Engineering.				11-4-07
F-611.1

4	5:70-3.1 (a)5 F-512.2	Have 6 month test performed on Kitchen Hood Extinguishing System.				11-4-07

5	5:70-3. l(a)5 F-512.1 F-512.2	Repair deficiencies in Kitchen Hood Extinguishing System as per report by Approved Fire Protection, dated March 23, 2007.				11-4-07

A-ABATED- VIOLATIONS CORRECTED	U - UNABATED - VIOLATIONS NOT CORRECTED

Reinspection	Date	Reinspection	Date

Reinspection	Date	Reinspection	Date
N.J.A.C. 5:70-2.13 Fire Department Costs — When an owner has been given notice of the existence of a violation of this code and has not abated the violation, he shall be liable to a penalty in the amount of the actual cost to the fire department of suppressing any fire directly or indirectly resulting from the violation.
See reverse side of this form for information concerning your administrative appeal rights, the procedure for requesting an extension of time in which to comply and a description of authorized penalties.

/s/ Tom Wolansky
INSPECTOR TOM WOLANSKY

VIOLATION CONTINUATION REPORT

VIOLATION # 1949/A

DATE OF NOTICE October 4, 2007

PAGE 2 OF 2

LOCATION 700 Liberty Avenue

CODE
NO.	SELECTION	VIOLATION	#1	#2	#3	ABATE BY
6	5:70-3.1(a)3 F-309.2	Have Kitchen Hood professionally cleaned of all grease deposits from hood, through flue, to roof.				11-4-07
F-309.2.1

7	5:70-3.1(a)3 F-310.6	All loose hanging electrical wires shall be removed or capped off and placed in Junction Boxes with covers.				11-4-07

8	5:70-3.l(a)3 F-319.1	All Equipment Room Doors shall be placarded with signs indication what utilities are behind them.				11-4-07
Area: 2nd Floor HVAC Room.

9	5:70-3. l(a)6 F-608.1	Repair Exit Hardware and locks in Plating Room.				11-4-07

ADMINISTRATIVE APPEAL RIGHTS
YOU MAY CONTEST THESE ORDERS at an Administrative Hearing. The request for a hearing must be made in
Writing within 15 days after the receipt of this order and addressed to:

Construction board of Appeals	Bureau of Fire Prevention
1976 Morris Avenue	One Bond Drive
Union New Jersey 07083	Union, New Jersey 07083
     In accordance with the rules promulgated under the Administrative Procedure act (NJ.S.A.52:148-1 et seq. and 52:14F-1et seq.), an appeal request must sufficiently identify the decision or action you wish to appeal and the specific reasons forming the basis for you dispute, in order that a decision may be made as to whether your appeal constitutes a contested case. Proper appeals forms may be obtained at the Municipal Construction Official’s office.
      You are advised that only matters deemed to be CONTESTED CASES, as defined by the Administrative Procedures Act, will be scheduled for a Hearing. If a Hearing is scheduled, you will be notified in advance of the time and place.
     At a Hearing, a corporation may be represented only by a licensed attorney.
EXTENSIONS
     If a specified time has been give to abate a violation. YOU MAY REQUEST AN EXTENSION OF TIME by submitting a written request to the Bureau of Fire Prevention. To be considered, the request my be made before the compliance date specified and must set forth the work accomplished, the work remaining, the reason why an extension of time is necessary and the dale by which all work will be completed.
     TAKE NOTICE THAT, pursuant to N.J.A.C. 5:70-2.10(d), an application for an extension constitutes an admission that the violation notice is factually and procedurally correct and that the violations do or did exist.
PENALTIES
     Violation of the Code is punishable boy monetary penalties of not more than $5,000 per day for each violation. Each day a violation continues is an additional, separate violation, except while an appeal is pending. Specific penalties are as follows:
a.	Failure to install required protection equipment after having been given written notice of the requirement to do so - a maximum of $1,000 per violation per day.

b.	Failure to abate any violation after having been given notice of violation — a maximum of $500 per violation per day.

c.	Storage of any material in violation of this Code or the conduct of any process in violation of the Code - a maximum of $500 per violation per day that this violation continues.

d.	Blocking, locking or obstructing required exits.
I.	In a place of public assembly — a maximum of $5,000 per occurrence.

II.	In any other place — a maximum of $1,000 per occurrence.
e.	Disabling or vandalizing any fire suppression or alarm device or system.
I.	In a place of public assembly — a maximum of $5,000 per occurrence.

II.	In any other place — a maximum of $1,000 per occurrence.
f.	Failure to obey a notice of imminent hazard and order to vacate — a maximum of $5,000 per day the failure continues.

g.	Failure to obey an order to close for a fixed period of time issued pursuant to this subsection — a maximum of $5,000 per day the failure continues.

h.	Obstructing the entry of an authorized inspector into a premise — a maximum of $500 for each occurrence.

i.	Any willfully false application for a permit or registration — a maximum of $1,000 for each occurrence.

j.	Any other act or omission prohibited by the Act or the Regulations but not enumerated in this subsection-a maximum of $5,000 per violation per day.
      Claims arising out of penalty assessments can be compromised or settled if It shall be likely to result in compliance. Moreover, no such disposition can be finalized while the violation continues to exist.
     Any penalties assessed are in addition to others previously assessed. Penalties must be paid in full within 30 days after an order to pay. If full payment is not made within 30 days, the matter will be referred to the legal Department for summary collection pursuant to the Penalty Enforcement Law (N.J.S.A, 2A:58-1 et seq.)
NOTICE
     If you require guidance or advice concerning your legal rights, obligations or the course of action you should follow, consult your own advisor.

EXHIBIT J-1
MEMORANDUM OF AGREEMENT
     THIS MEMORANDUM OF AGREEMENT is made as of the                      day of                     , 2008 by and between BREEZE-EASTERN CORPORATION, a Delaware corporation (“Seller”) formerly named TransTechnology Corporation and successor by merger with Breeze Corporations, Inc., having an address at 700 Liberty Avenue, Union, NJ 07083-8198 and BED BATH & BEYOND INC., a New York corporation (“Buyer”), having an address at 650 Liberty Avenue, Union, NJ 07083.
     1. By Agreement of Sale dated November ___, 2007(the “Agreement”), Seller agreed to sell and Buyer agreed to purchase certain lands and premises located in the Township of Union, Union County, New Jersey, including the land described in Schedule A annexed hereto (the “Land”). The Agreement was filed as an exhibit to the Seller’s filing with the Securities and Exchange Commission Form 8-K dated                     , 2007.
     2. Seller may be obligated to remediate certain environmental conditions on the Land and Buyer has agreed to allow Seller access to the Land in order to do so, all in accordance with the particular provisions of the Agreement.
     3. Reference is hereby made to the Agreement for a definitive description of Seller’s access rights.
     4. Nothing contained herein is intended to amend or vary the rights and obligations of the parties pursuant to the terms of the Agreement.
     5. Since Seller’s access rights as set forth in the Agreement shall run with the Land and bind and inure to the benefit of Buyer’s successors in title, this Memorandum is being executed and recorded in order to give notice of the Agreement to such successors in title.

     6. Upon seller’s receipt of the No Further Action letter described in Section ___of the Lease attached to the Agreement, this Memorandum shall be null and void and may be discharged of record unilaterally by Seller, Buyer or their respective successors or assigns.]
     IN WITNESS WHEREOF, this Closing Memorandum has been signed, sealed and delivered by the parties as of the date first above written.

BREEZE-EASTERN CORPORATION
By:
Name:
Title:

BED BATH & BEYOND INC.
By:
Name:
Title:

EXHIBIT J-2
     THIS MEMORANDUM OF AGREEMENT is made as of the                      day of                     , 2008 by and between BREEZE-EASTERN CORPORATION, a Delaware corporation (“Seller”) formerly named TransTechnology Corporation and successor by merger with Breeze Corporations, Inc., having an address at 700 Liberty Avenue, Union, NJ 07083-8198 and BED BATH & BEYOND INC., a New York corporation (“Buyer”), having an address at 650 Liberty Avenue, Union, NJ 07083.
     1. By Agreement of Sale dated November ___, 2007(the “Agreement”), Seller agreed to sell and Buyer agreed to purchase certain lands and premises located in the Township of Union, Union County, New Jersey, including the land described in Schedule A annexed hereto (the “Land”). The Agreement was filed as an exhibit to the Seller’s filing with the Securities and Exchange Commission Form 8-K dated                     , 2007.
     2. The Agreement provides, in certain circumstances, for a capped aggregate limitation on the liability of the Seller for environmental conditions, which capped aggregate limitation of liability of Seller will apply to all future owners with respect to any claim against the Seller.
     3. Reference is hereby made to the Agreement for a definitive description of Seller’s limitation of liability.
     4. Nothing contained herein is intended to amend or vary the rights and obligations of the parties pursuant to the terms of the Agreement.

     5. Since Seller’s limitations of liability as set forth in the Agreement shall run with the Land and bind Buyer’s successors in title, this Memorandum is being executed and recorded in order to give notice of such limitations included in the Agreement to such successors in title.
     IN WITNESS WHEREOF, this Closing Memorandum has been signed, sealed and delivered by the parties as of the date first above written.

BREEZE-EASTERN CORPORATION
By:
Name:
Title:

BED BATH & BEYOND INC.
By:
Name:
Title:

[After the Effective Date of the Agreement, the parties may discuss a mutually acceptable revision to this Memorandum that shall maintain the limitation of liability notice concept, but attempt to avoid referring to the Agreement .]